Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

MGM Resorts International

We have audited the accompanying consolidated balance sheets of MGM Resorts International and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule of Valuation and Qualifying Accounts as included herein. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MGM Resorts International and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 18 to the consolidated financial statements, the consolidating condensed financial information appearing in Note 18 has been retrospectively adjusted as a result of transactions which occurred between entities under common control.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, NV

February 29, 2016 (August 15, 2016, as to Note 18)

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$1,670,312	$1,713,715
Cash deposits - original maturities longer than 90 days	—	570,000
Accounts receivable, net	480,559	473,345
Inventories	104,200	104,011
Income tax receivable	15,993	14,675
Prepaid expenses and other	137,685	151,414
Total current assets	2,408,749	3,027,160

Property and equipment, net	15,371,795	14,441,542

Other assets
Investments in and advances to unconsolidated affiliates	1,491,497	1,559,034
Goodwill	1,430,767	2,897,110
Other intangible assets, net	4,164,781	4,364,856
Other long-term assets, net	347,589	304,212
Total other assets	7,434,634	9,125,212
	$25,215,178	$26,593,914
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$182,031	$164,252
Construction payable	250,120	170,439
Current portion of long-term debt	328,442	1,245,320
Deferred income taxes, net	—	62,142
Accrued interest on long-term debt	165,914	191,155
Other accrued liabilities	1,311,444	1,574,617
Total current liabilities	2,237,951	3,407,925

Deferred income taxes, net	2,680,576	2,621,860
Long-term debt	12,368,311	12,805,285
Other long-term obligations	157,663	130,570
Redeemable noncontrolling interests	6,250	—
Commitments and contingencies (Note 11)
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 564,838,893 and 491,292,117 shares	5,648	4,913
Capital in excess of par value	5,655,886	4,180,922
Accumulated deficit	(555,629)	(107,909)
Accumulated other comprehensive income	14,022	12,991
Total MGM Resorts International stockholders' equity	5,119,927	4,090,917
Noncontrolling interests	2,644,500	3,537,357
Total stockholders' equity	7,764,427	7,628,274
	$25,215,178	$26,593,914

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues
Casino	$4,842,836	$5,878,775	$5,875,782
Rooms	1,876,733	1,768,012	1,646,303
Food and beverage	1,575,496	1,558,937	1,469,582
Entertainment	539,318	560,116	522,911
Retail	201,688	191,351	194,602
Other	506,934	507,639	490,349
Reimbursed costs	398,836	383,434	364,664
	9,941,841	10,848,264	10,564,193
Less: Promotional allowances	(751,773)	(766,280)	(754,530)
	9,190,068	10,081,984	9,809,663
Expenses
Casino	2,882,752	3,643,881	3,684,810
Rooms	564,094	548,993	516,605
Food and beverage	917,993	908,916	844,431
Entertainment	410,284	422,115	386,252
Retail	102,904	99,455	107,249
Other	348,513	361,904	354,705
Reimbursed costs	398,836	383,434	364,664
General and administrative	1,309,104	1,318,749	1,278,450
Corporate expense	274,551	238,811	216,745
Preopening and start-up expenses	71,327	39,257	13,314
Property transactions, net	1,503,942	41,002	124,761
Depreciation and amortization	819,883	815,765	849,225
	9,604,183	8,822,282	8,741,211
Income from unconsolidated affiliates	257,883	63,836	68,829
Operating income (loss)	(156,232)	1,323,538	1,137,281
Non-operating income (expense)
Interest expense, net of amounts capitalized	(797,579)	(817,061)	(857,347)
Non-operating items from unconsolidated affiliates	(76,462)	(87,794)	(208,682)
Other, net	(15,970)	(7,797)	(9,062)
	(890,011)	(912,652)	(1,075,091)
Income (loss) before income taxes	(1,046,243)	410,886	62,190
Benefit (provision) for income taxes	6,594	(283,708)	(20,816)
Net income (loss)	(1,039,649)	127,178	41,374
Less: Net (income) loss attributable to noncontrolling interests	591,929	(277,051)	(213,108)
Net loss attributable to MGM Resorts International	$(447,720)	$(149,873)	$(171,734)
Net loss per share of common stock attributable to MGM Resorts International
Basic	$(0.82)	$(0.31)	$(0.35)
Diluted	$(0.82)	$(0.31)	$(0.35)

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Net income (loss)	$(1,039,649)	$127,178	$41,374
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	3,727	(1,293)	(3,993)
Other	(672)	1,250	115
Other comprehensive income (loss)	3,055	(43)	(3,878)
Comprehensive income (loss)	(1,036,594)	127,135	37,496
Less: Comprehensive (income) loss attributable to noncontrolling interests	589,905	(276,520)	(211,030)
Comprehensive loss attributable to MGM Resorts International	$(446,689)	$(149,385)	$(173,534)

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities
Net income (loss)	$(1,039,649)	$127,178	$41,374
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	819,883	815,765	849,225
Amortization of debt discounts, premiums and issuance costs	46,280	37,650	35,281
Loss on retirement of long-term debt	1,924	—	3,801
Provision for doubtful accounts	54,691	46,698	14,969
Stock-based compensation	42,872	37,264	32,332
Property transactions, net	1,503,942	41,002	124,761
(Income) loss from unconsolidated affiliates	(177,946)	24,875	140,360
Distributions from unconsolidated affiliates	29,333	15,568	16,928
Deferred income taxes	(3,615)	331,833	48,470
Change in operating assets and liabilities:
Accounts receivable	(62,720)	(32,435)	(59,842)
Inventories	(2,649)	3,167	(336)
Income taxes receivable and payable, net	(5,946)	(29,485)	13,468
Prepaid expenses and other	(13,694)	22,144	(38,790)
Prepaid Cotai land concession premium	(22,427)	(22,423)	(7,917)
Accounts payable and accrued liabilities	(139,069)	(288,955)	116,623
Other	(26,131)	824	(20,259)
Net cash provided by operating activities	1,005,079	1,130,670	1,310,448
Cash flows from investing activities
Capital expenditures, net of construction payable	(1,466,819)	(872,041)	(562,124)
Dispositions of property and equipment	8,032	7,651	18,030
Proceeds from sale of business units and investment in unconsolidated affiliates	92,207	—	—
Investments in and advances to unconsolidated affiliates	(196,062)	(103,040)	(28,953)
Distributions from unconsolidated affiliates in excess of cumulative earnings	201,612	132	110
Investments in treasury securities - maturities longer than 90 days	—	(123,133)	(219,546)
Proceeds from treasury securities - maturities longer than 90 days	—	210,300	252,592
Investments in cash deposits - original maturities longer than 90 days	(200,205)	(570,000)	—
Proceeds from cash deposits - original maturities longer than 90 days	770,205	—	—
Payments for gaming licenses	—	(85,000)	(21,600)
Other	(4,028)	10,981	1,354
Net cash used in investing activities	(795,058)	(1,524,150)	(560,137)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities – maturities of 90 days or less	977,275	(28,000)	(28,000)
Borrowings under bank credit facilities – maturities longer than 90 days	5,118,750	5,171,250	2,793,000
Repayments under bank credit facilities – maturities longer than 90 days	(5,118,750)	(5,171,250)	(2,793,000)
Issuance of senior notes	—	1,250,750	500,000
Retirement of senior notes	(875,504)	(508,900)	(612,262)
Debt issuance costs	(46,170)	(13,681)	(23,576)
Distributions to noncontrolling interest owners	(307,227)	(386,709)	(318,348)
Proceeds from issuance of redeemable noncontrolling interests	6,250	—	—
Other	(12,503)	(5,383)	(7,522)
Net cash provided by (used in) financing activities	(257,879)	308,077	(489,708)
Effect of exchange rate on cash	793	(889)	(443)
Cash and cash equivalents
Net increase (decrease) for the period	(47,065)	(86,292)	260,160
Change in cash related to assets held for sale	3,662	(3,662)	—
Balance, beginning of period	1,713,715	1,803,669	1,543,509
Balance, end of period	$1,670,312	$1,713,715	$1,803,669
Supplemental cash flow disclosures
Interest paid, net of amounts capitalized	$776,540	$776,778	$840,280
Federal, state and foreign income taxes paid, net of refunds	11,801	42,272	835
Non-cash investing and financing activities
Conversion of convertible senior notes to equity	$1,449,499	$—	$—
Increase (decrease) in investment in and advances to CityCenter related to change in completion guarantee liability	(8,198)	83,106	92,956
Increase in construction accounts payable	79,681	74,237	39,287

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years ended December 31, 2015, 2014 and 2013

(In thousands)

						Total
				Retained	Accumulated	MGM Resorts
	Common Stock		Capital in	Earnings	Other	International	Non-	Total
		Par	Excess of	(Accumulated	Comprehensive	Stockholders'	Controlling	Stockholders'
	Shares	Value	Par Value	Deficit)	Income	Equity	Interests	Equity
Balances, January 1, 2013	489,234	$4,892	$4,132,655	$213,698	$14,303	$4,365,548	$3,750,468	$8,116,016
Net income (loss)	—	—	—	(171,734)	—	(171,734)	213,108	41,374
Currency translation adjustment	—	—	—	—	(1,915)	(1,915)	(2,078)	(3,993)
Other comprehensive income from unconsolidated affiliates, net	—	—	—	—	115	115	—	115
Stock-based compensation	—	—	30,374	—	—	30,374	3,048	33,422
Tax effect of stock-based compensation	—	—	4,188	—	—	4,188	—	4,188
Issuance of common stock pursuant to stock-based compensation awards	1,127	12	(8,706)	—	—	(8,694)	—	(8,694)
Cash distributions to noncontrolling interest owners	—	—	—	—	—	—	(318,344)	(318,344)
Other	—	—	(1,831)	—	—	(1,831)	(1,758)	(3,589)
Balances, December 31, 2013	490,361	4,904	4,156,680	41,964	12,503	4,216,051	3,644,444	7,860,495
Net income (loss)	—	—	—	(149,873)	—	(149,873)	277,051	127,178
Currency translation adjustment	—	—	—	—	(762)	(762)	(531)	(1,293)
Other comprehensive income from unconsolidated affiliates, net	—	—	—	—	1,250	1,250	—	1,250
Stock-based compensation	—	—	34,102	—	—	34,102	4,266	38,368
Tax effect of stock-based compensation	—	—	(7,807)	—	—	(7,807)	—	(7,807)
Issuance of common stock pursuant to stock-based compensation awards	931	9	(8,893)	—	—	(8,884)	—	(8,884)
Cash distributions to noncontrolling interest owners	—	—	—	—	—	—	(387,211)	(387,211)
Issuance of performance share units	—	—	7,529	—	—	7,529	—	7,529
Other	—	—	(689)	—	—	(689)	(662)	(1,351)
Balances, December 31, 2014	491,292	4,913	4,180,922	(107,909)	12,991	4,090,917	3,537,357	7,628,274
Net loss	—	—	—	(447,720)	—	(447,720)	(591,929)	(1,039,649)
Currency translation adjustment	—	—	—	—	1,703	1,703	2,024	3,727
Other comprehensive loss from unconsolidated affiliates, net	—	—	—	—	(672)	(672)	—	(672)
Stock-based compensation	—	—	38,464	—	—	38,464	4,538	43,002
Tax effect of stock-based compensation	—	—	7,740	—	—	7,740	—	7,740
Issuance of common stock pursuant to stock-based compensation awards	1,844	18	(24,896)	—	—	(24,878)	—	(24,878)
Conversion of convertible debt to common stock	71,703	717	1,448,779	—	—	1,449,496	—	1,449,496
Cash distributions to noncontrolling interest owners	—	—	—	—	—	—	(307,494)	(307,494)
Issuance of performance share units	—	—	4,872	—	—	4,872	—	4,872
Other	—	—	5	—	—	5	4	9
Balances, December 31, 2015	564,839	$5,648	$5,655,886	$(555,629)	$14,022	$5,119,927	$2,644,500	$7,764,427

The accompanying notes are an integral part of these consolidated financial statements.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION

Organization.  MGM Resorts International (the “Company”) is a Delaware corporation that acts largely as a holding company and, through wholly owned subsidiaries, owns and/or operates casino resorts. The Company owns and operates the following integrated casino, hotel and entertainment resorts in Las Vegas, Nevada:  Bellagio, MGM Grand Las Vegas, The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur and Circus Circus Las Vegas. Operations at MGM Grand Las Vegas include management of The Signature at MGM Grand Las Vegas, a condominium-hotel consisting of three towers. In April 2015, the Company closed the sale of Railroad Pass and Gold Strike which included related assets in Jean, Nevada. In November 2015, the Company closed the sale of Circus Circus Reno as well as the Company’s 50% interest in Silver Legacy and associated real property, with Eldorado Resorts, Inc. See Note 4 for additional discussion of dispositions. Along with local investors, the Company owns and operates MGM Grand Detroit in Detroit, Michigan. The Company owns and operates the following resorts in Mississippi: Beau Rivage in Biloxi and Gold Strike Tunica.  The Company also owns Shadow Creek, an exclusive world-class golf course located approximately ten miles north of its Las Vegas Strip resorts, Primm Valley Golf Club at the California/Nevada state line and Fallen Oak golf course in Saucier, Mississippi.

The Company owns 51% and has a controlling interest in MGM China Holdings Limited (“MGM China”), which owns MGM Grand Paradise, S.A. (“MGM Grand Paradise”), the Macau company that owns and operates the MGM Macau resort and casino and the related gaming subconcession and land concessions, and is in the process of developing an 18 acre site on the Cotai Strip in Macau (“MGM Cotai”). MGM Cotai will be an integrated casino, hotel and entertainment resort with capacity for up to 500 gaming tables and up to 1,500 slots, and featuring approximately 1,500 hotel rooms. The actual number of gaming tables allocated to MGM Cotai will be determined by the Macau government prior to opening, and such allocation may be less than MGM Cotai’s 500 gaming table capacity. The total estimated project budget is $3.0 billion excluding development fees eliminated in consolidation, capitalized interest and land related costs.

The Company owns 50% of and manages CityCenter, located between Bellagio and Monte Carlo. The other 50% of CityCenter is owned by Infinity World Development Corp, a wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. CityCenter consists of Aria, an integrated casino, hotel and entertainment resort; Mandarin Oriental Las Vegas, a non-gaming boutique hotel; Crystals, a retail, dining and entertainment district; and Vdara, a luxury condominium-hotel. In addition, CityCenter features residential units in the Residences at Mandarin Oriental and Veer.  See Note 6, Note 11 and Note 17 for additional information related to CityCenter.

The Company owns 50% of the Borgata Hotel Casino & Spa (“Borgata”) located on Renaissance Pointe in the Marina area of Atlantic City, New Jersey. Boyd Gaming Corporation owns the other 50% of Borgata and also operates the resort.  The Company also has a 50% interest in Grand Victoria. Grand Victoria is a riverboat casino in Elgin, Illinois; an affiliate of Hyatt Gaming owns the other 50% of Grand Victoria and also operates the resort.  See Note 6 for additional information regarding the Company’s investments in unconsolidated affiliates.

The Maryland Video Lottery Facility Location Commission has awarded the Company’s subsidiary developing MGM National Harbor a license to build and operate a destination integrated casino, hotel and entertainment resort in Prince George’s County at National Harbor, which is a waterfront development located on the Potomac River just outside of Washington D.C. The expected cost to develop and construct MGM National Harbor is approximately $1.3 billion, excluding capitalized interest and land related costs.  The Company expects the resort to include a casino with approximately 3,600 slots and 160 table games including poker; a 300-room hotel with luxury spa and rooftop pool; 93,100 square feet of high-end branded retail and fine and casual dining; a dedicated 3,000 seat theater venue; 50,000 square feet of meeting and event space; and a 4,700-space parking garage.

A subsidiary of the Company was awarded a casino license to build and operate MGM Springfield in Springfield, Massachusetts. MGM Springfield will be developed on approximately 14 acres of land in downtown Springfield, Massachusetts.  The Company’s plans for the resort currently include a casino with approximately 3,000 slots and 100 table games including poker; a 250-room hotel; 100,000 square feet of retail and restaurant space; 44,000 square feet of meeting and event space; and a 3,375 space parking garage, with an expected development and construction cost of approximately $865 million, excluding capitalized interest and land related costs.

In 2013, the Company formed Las Vegas Arena Company, LLC (the “Las Vegas Arena Company”) with a subsidiary of Anschutz Entertainment Group, Inc. (“AEG”) – a leader in sports, entertainment, and promotions – to design, construct, and operate an arena that will be located on a parcel of the Company’s land between Frank Sinatra Drive and New York-New York, adjacent to the Las Vegas Strip. The Company and AEG each own 50% of Las Vegas Arena Company. Such development is estimated to cost approximately $350 million, excluding capitalized interest and land-related costs.  The Las Vegas Arena Company recently entered into a multi-year naming rights agreement with T-Mobile.  T-Mobile Arena is anticipated to seat between 18,000-20,000 people.  In addition, the Company is building The Park entertainment district which connects to New York-New York, Monte Carlo and T-Mobile Arena. Also, effective January 1, 2016, the Las Vegas Arena Company leases and operates the MGM Grand Garden Arena under a long term lease with an initial 15-year term, plus two 5-year renewal options. See Note 6 and Note 11 for additional information related to Las Vegas Arena Company.

The Company has two reportable segments: wholly owned domestic resorts and MGM China. See Note 16 for additional information about the Company’s segments.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation.  The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company’s investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method.  The Company does not have significant variable interests in variable interest entities. All intercompany balances and transactions have been eliminated in consolidation.

Management’s use of estimates.  The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  These principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair value measurements.  Fair value measurements affect the Company’s accounting and impairment assessments of its long-lived assets, investments in unconsolidated affiliates, cost method investments, assets acquired and liabilities assumed in an acquisition, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs.

•	The Company uses Level 1 inputs for its long-term debt fair value disclosures. See Note 9;
•	The Company used Level 3 inputs when assessing the fair value of its investment in Grand Victoria. See Note 6; and
•	The Company used Level 2 and Level 3 inputs when measuring the impairment of goodwill related to the MGM China reporting unit, See Note 7.

Cash and cash equivalents.  Cash and cash equivalents include investments and interest bearing instruments with maturities of 90 days or less at the date of acquisition.  Such investments are carried at cost, which approximates market value.  Book overdraft balances resulting from the Company’s cash management program are recorded as accounts payable, construction payable, or other accrued liabilities, as applicable.

Cash deposits – original maturities longer than 90 days. At December 31, 2014, the Company had $570 million in certificates of deposit with original maturities longer than 90 days. Scheduled maturities were at or prior to March 31, 2015. The fair value of the certificates of deposit equaled their carrying value.

Accounts receivable and credit risk.  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of casino accounts receivable.  The Company issues credit to approved casino customers and gaming promoters following background checks and investigations of creditworthiness.  At December 31, 2015, 63% of the Company’s casino receivables were due from customers residing in foreign countries.  Business or economic conditions or other significant events in these countries could affect the collectability of such receivables.

Accounts receivable are typically non-interest bearing and are initially recorded at cost.  Accounts are written off when management deems the account to be uncollectible.  Recoveries of accounts previously written off are recorded when received.  An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their net carrying amount, which approximates fair value.  The allowance is estimated based on both a specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2015, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

Inventories.  Inventories consist primarily of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market.  Cost is determined primarily using the average cost method for food and beverage and operating supplies.  Cost for retail merchandise is determined using the cost method.

Property and equipment.  Property and equipment are stated at cost.  A significant amount of the Company’s property and equipment was acquired through business combinations and therefore recognized at fair value at the acquisition date.  Gains or losses on dispositions of property and equipment are included in the determination of income or loss.  Maintenance costs are expensed as incurred.  As of December 31, 2015 and 2014, the Company had accrued $17 million and $14 million for property and equipment within accounts payable and $44 million and $24 million related to construction retention accrued in other long-term liabilities, respectively.

Property and equipment are generally depreciated over the following estimated useful lives on a straight-line basis:

Buildings and improvements	20 to 40 years
Land improvements	10 to 20 years
Furniture and fixtures	3 to 20 years
Equipment	3 to 20 years

The Company evaluates its property and equipment and other long-lived assets for impairment based on its classification as held for sale or to be held and used.  Several criteria must be met before an asset is classified as held for sale, including that management with the appropriate authority commits to a plan to sell the asset at a reasonable price in relation to its fair value and is actively seeking a buyer. For assets held for sale, the Company recognizes the asset at the lower of carrying value or fair market value less costs to sell, as estimated based on comparable asset sales, offers received, or a discounted cash flow model.  For assets to be held and used, the Company reviews for impairment whenever indicators of impairment exist.  The Company then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset.  If the undiscounted cash flows exceed the carrying value, no impairment is indicated.  If the undiscounted cash flows do not exceed the carrying value, then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model.  If an asset is still under development, future cash flows include remaining construction costs.  All recognized impairment losses, whether for assets held for sale or assets to be held and used, are recorded as operating expenses.  See Note 15 for information on recorded impairment charges.

Capitalized interest. The interest cost associated with major development and construction projects is capitalized and included in the cost of the project.  When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company’s outstanding borrowings.  Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Investments in and advances to unconsolidated affiliates. The Company has investments in unconsolidated affiliates accounted for under the equity method. Under the equity method, carrying value is adjusted for the Company’s share of the investees’ earnings and losses, amortization of certain basis differences, as well as capital contributions to and distributions from these companies. Distributions in excess of equity method earnings are recognized as a return of investment and recorded as investing cash inflows in the accompanying consolidated statements of cash flows. The Company classifies operating income and losses as well as gains and impairments related to its investments in unconsolidated affiliates as a component of operating income or loss, as the Company’s investments in such unconsolidated affiliates are an extension of the Company’s core business operations.

The Company evaluates its investments in unconsolidated affiliates for impairment whenever events or changes in circumstances indicate that the carrying value of its investment may have experienced an “other-than-temporary” decline in value. If such conditions exist, the Company compares the estimated fair value of the investment to its carrying value to determine if an impairment is indicated and determines whether the impairment is “other-than-temporary” based on its assessment of all relevant factors, including consideration of the Company’s intent and ability to retain its investment. The Company estimates fair value using a discounted cash flow analysis based on estimated future results of the investee and market indicators of terminal year capitalization rates, and a market approach that utilizes business enterprise value multiples based on a range of multiples from the Company’s peer group.  See Note 6 for results of the Company’s review of its investment in certain of its unconsolidated affiliates.

Goodwill and other intangible assets.  Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations.  Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. The Company performs its annual impairment tests in the fourth quarter of each fiscal year.  An impairment of goodwill related to the MGM China reporting unit was recorded as a result of the annual impairment review in 2015. No impairments were indicated or recorded in 2014 and 2013.  See Note 7.

Goodwill for relevant reporting units is tested for impairment using a discounted cash flow analysis based on the estimated future results of the Company’s reporting units discounted using market discount rates and market indicators of terminal year capitalization rates, and a market approach that utilizes business enterprise value multiples based on a range of multiples from the Company’s peer group.  If the carrying value of the reporting unit exceeds its fair value, an indication of impairment exists and the Company must proceed to measure an impairment loss, if any.  To measure an impairment loss, the implied fair value of a reporting unit’s goodwill is compared to the carrying value of that goodwill.  The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to its assets and liabilities and the amount remaining, if any, is the implied fair value of goodwill.  If the implied fair value of goodwill is less than its carrying value then it must be written down to its implied fair value. License rights are tested for impairment using a discounted cash flow approach, and trademarks are tested for impairment using the relief-from-royalty method.  If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Revenue recognition and promotional allowances.  Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (“casino front money”) and for chips in the customers’ possession (“outstanding chip liability”). Hotel, food and beverage, entertainment, retail and other operating revenues are recognized as services are performed and goods are provided.  Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer.

Gaming revenues are recognized net of certain sales incentives, including discounts and points earned in point-loyalty programs.  The retail value of hotel rooms, food and beverage, and other services furnished to guests without charge is included in gross revenue and then deducted as promotional allowances.  The estimated cost of providing promotional allowances is primarily included in casino expenses as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Rooms	$112,313	$115,463	$111,842
Food and beverage	279,041	295,667	294,555
Entertainment, retail and other	39,388	39,673	39,606
	$430,742	$450,803	$446,003

Gaming promoters. A significant portion of the high-end (“VIP”) gaming volume at MGM Macau is generated through the use of gaming promoters, also known as junket operators. These operators introduce high-end gaming players to MGM Macau, assist these customers with travel arrangements, and extend gaming credit to these players. VIP gaming at MGM Macau is conducted by the use of special purpose nonnegotiable gaming chips. Gaming promoters purchase these nonnegotiable chips from MGM Macau and in turn sell these chips to their players. The nonnegotiable chips allow MGM Macau to track the amount of wagering conducted by each gaming promoters’ clients in order to determine VIP gaming play volume, or rolling chip turnover, which is the amount of nonnegotiable chips wagered and lost. In exchange for the gaming promoters’ services, MGM Macau compensates the gaming promoters through revenue-sharing arrangements or rolling chip turnover-based commissions. The estimated portion of the gaming promoter commissions that represent amounts passed through to VIP customers is recorded as a reduction of casino revenue, and the estimated portion retained by the gaming promoter for its compensation is recorded as casino expense.

Reimbursed expenses.  The Company recognizes costs reimbursed pursuant to management services as revenue in the period it incurs the costs.  Reimbursed costs related primarily to the Company’s management of CityCenter.

Loyalty programs.  The Company’s primary loyalty program is “M life” and is available to patrons at substantially all of the Company’s wholly owned and operated resorts and CityCenter. Members may earn points and/or Express Comps for their gaming play which can be redeemed at restaurants, box offices or the M life front desk at participating properties.  Points may also be redeemed for free slot play on participating machines. The Company records a liability based on the points earned multiplied by the redemption value, less an estimate for points not expected to be redeemed, and records a corresponding reduction in casino revenue. Customers also earn Express Comps based on their gaming play which can be redeemed for complimentary goods and services, including hotel rooms, food and beverage, and entertainment. The Company records a liability for the estimated costs of providing goods and services for Express Comps based on the Express Comps earned multiplied by a cost margin, less an estimate for Express Comps not expected to be redeemed and records a corresponding expense in the casino department. MGM Macau also has a loyalty program, whereby patrons earn rewards that can be redeemed for complimentary services, including hotel rooms, food and beverage, and entertainment.

Advertising.  The Company expenses advertising costs the first time the advertising takes place.  Advertising expense, which is generally included in general and administrative expenses, was $156 million for 2015 and 2014 and $153 million for 2013.

Corporate expense.  Corporate expense represents unallocated payroll, aircraft costs, professional fees and various other expenses not directly related to the Company’s casino resort operations.  In addition, corporate expense includes the costs associated with the Company’s evaluation and pursuit of new business opportunities, which are expensed as incurred.

Preopening and start-up expenses.  Preopening and start-up costs, including organizational costs, are expensed as incurred.  Costs classified as preopening and start-up expenses include payroll, outside services, advertising, and other expenses related to new or start-up operations.

Property transactions, net.  The Company classifies transactions such as write-downs and impairments, demolition costs, and normal gains and losses on the sale of assets as “Property transactions, net.”  See Note 15 for a detailed discussion of these amounts.

Redeemable noncontrolling interest.  In April 2015, MGM National Harbor issued non-voting economic interests in MGM National Harbor (“Interests”) to Radio One, Inc. (“Radio One”), a noncontrolling interest party, for a purchase price of $5 million. In addition, Radio One was given the right to make one additional capital contribution of up to $35 million prior to July 1, 2016 for the purchase of additional Interests.  In December 2015, MGM National Harbor issued Interests to 42 Gaming N.H., LLC (“42 Gaming”), a noncontrolling interest party, for a purchase price of $1.25 million. In addition, 42 Gaming was given the right to make one additional capital contribution of up to $8.75 million prior to July 1, 2016 for the purchase of additional Interests.

The Interests provide for annual preferred distributions by MGM National Harbor to Radio One and 42 Gaming based on a percentage of its annual net gaming revenue (as defined in the MGM National Harbor operating agreement). Such distributions will begin within ninety days after the end of the fiscal year in which the opening date of MGM National Harbor occurs, and after the end of each subsequent fiscal year. Also, beginning on the third anniversary of the last day of the calendar quarter in which the opening date of MGM National Harbor occurs (and on each subsequent anniversary thereof) Radio One and 42 Gaming will each have the ability to require MGM National Harbor to purchase all or a portion of their Interests for a purchase price based on a contractually agreed upon formula. Radio One and 42 Gaming also each have the right to sell back all or a portion of their Interests prior to such date if MGM National Harbor were to guarantee or grant liens to secure any indebtedness of the Company or its affiliates other than the indebtedness of MGM National Harbor.

The Company has recorded the Interests as “Redeemable noncontrolling interests” in the mezzanine section of the accompanying consolidated balance sheets and not stockholders’ equity because their redemption is not exclusively in the Company’s control. Interests are initially accounted for at fair value. Subsequently, the Company will recognize changes in the redemption value as they occur and adjust the carrying amount of the redeemable noncontrolling interests to equal the maximum redemption value, provided such amount does not fall below the initial carrying value, at the end of each reporting period. The Company will reflect any changes caused by such an adjustment in retained earnings or accumulated deficit.

Income (loss) per share of common stock.  The table below reconciles basic and diluted income (loss) per share of common stock.  Diluted net loss attributable to MGM Resorts International includes adjustments for the potentially dilutive effect on the Company’s equity interest in MGM China due to shares outstanding under the MGM China Share Option Plan.  Diluted weighted-average common and common equivalent shares includes adjustments for potential dilution of share-based awards outstanding under the Company’s stock compensation plans and the assumed conversion of convertible debt, unless the effect of inclusion of such shares would be antidilutive.

	Year Ended December 31,
	2015	2014	2013
Numerator:	(In thousands)
Net loss attributable to MGM Resorts International - basic	$(447,720)	$(149,873)	$(171,734)
Potentially dilutive effect due to MGM China Share Option Plan	—	(340)	(104)
Net loss attributable to MGM Resorts International - diluted	$(447,720)	$(150,213)	$(171,838)
Denominator:
Weighted-average common shares outstanding - basic and diluted	542,873	490,875	489,661
Antidilutive share-based awards excluded from the calculation of diluted earnings per share	18,276	19,254	18,468

The weighted-average common shares outstanding for the year ended December 31, 2015 included the weighted average impact of the $300 million 4.25% convertible senior notes issued in June 2011 and the $1.15 billion 4.25% convertible senior notes issued in April 2010 from the date of their conversion on April 15, 2015. The weighted-average impact of the assumed conversion of the convertible senior notes was excluded from the calculation of diluted earnings per share for the years ended December 31, 2015, 2014 and 2013 as their effect would be antidilutive.

Currency translation. The Company translates the financial statements of foreign subsidiaries that are not denominated in U.S. dollars.  Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are recorded to other comprehensive income (loss).

Comprehensive income (loss). Comprehensive income (loss) includes net income (loss) and all other non-stockholder changes in equity, or other comprehensive income (loss). Elements of the Company’s accumulated other comprehensive income are reported in the accompanying consolidated statements of stockholders’ equity, and the cumulative balance of these elements consisted of the following:

	December 31,
	2015	2014
	(In thousands)
Currency translation adjustments	$27,167	$23,440
Other comprehensive income from unconsolidated affiliates	—	672
Accumulated other comprehensive income	27,167	24,112
Less: Currency translation adjustment attributable to noncontrolling interests	(13,145)	(11,121)
Accumulated other comprehensive income attributable to MGM Resorts International	$14,022	$12,991

Recently issued accounting standards. On February 25, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”), which replaces the existing guidance in Accounting Standard Codification 840, Leases. ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. ASU 2016-02 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. The Company is currently assessing the impact that adoption of this guidance will have on its consolidated financial statements and footnote disclosures.

In August 2015, the FASB issued Accounting Standards Update No. 2015-14, “Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date,” which defers the effective date of Accounting Standards Update No. 2014-09, “Revenue From Contracts With Customers,” (“ASU 2014-09”) to the fiscal year, and interim periods within the year, beginning on or after December 15, 2017. FASB ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company is currently assessing the impact that adoption of this guidance will have on its consolidated financial statements and footnote disclosures.

In July 2015, the FASB issued Accounting Standards Update No. 2015-11, “Simplifying the Measurement of Inventory,” (“ASU 2015-11”), effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. ASU 2015-11 requires inventory that is measured using first-in, first-out (FIFO) or average cost method to be measured “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures). ASU No. 2015-11 will not apply to inventories that are measured by using either the LIFO method or the retail inventory method. The Company is currently assessing the impact that adoption of ASU 2015-11 will have on its consolidated financial statements and footnote disclosures.

In February 2015, the FASB issued Accounting Standards Update No. 2015-02, “Amendments to the Consolidation Analysis,” (“ASU 2015-02”), which is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. ASU 2015-02 amends: the assessment of whether a limited partnership is a variable interest entity; the effect that fees paid to a decision maker have on the consolidation analysis; how variable interests held by a reporting entity’s related parties or de facto agents affect its consolidation conclusion; and for entities other than limited partnerships, clarifies how to determine whether the equity holders as a group have power over an entity. The adoption of ASU 2015-02 will not have a material impact on the Company’s consolidated financial statements and footnote disclosures.

During 2015, the Company early adopted Accounting Standard Update No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”), which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The amortization of such costs will continue to be reported as interest expense. In addition, in accordance with ASU No. 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements: Amendments to SEC Paragraph Pursuant to Staff Announcement at June 18, 2015 EITF Meeting,” (“ASU 2015-15”), which was adopted concurrent with ASU 2015-03, the Company will continue to present the debt issuance costs associated with the Company's revolving credit facilities as other assets included within the Company's consolidated balance sheets and continue amortizing those deferred costs over the term of the related facilities. ASU 2015-03 requires the new guidance to be applied on a retrospective basis. Accordingly, as of December 31, 2015 and 2014, the Company reclassified $118 million and $109 million, respectively, of debt issuance costs in the accompanying consolidated balance sheets.

During the fourth quarter of 2015, the Company early adopted on a prospective basis FASB Accounting Standards Update No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” (“ASU 2015-17”).  ASU 2015-17 requires that deferred tax liabilities and assets, along with any related valuation allowance, be classified as noncurrent in a classified statement of financial position. The amendments in ASU 2015-17 may be applied on either a prospective or retrospective basis. The Company had a current deferred tax liability of $62 million for the year ended December 31, 2014. The Company adopted ASU 2015-17 on a prospective basis, and accordingly the prior periods have not been retrospectively adjusted in the accompanying financial statements.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	December 31,
	2015	2014
	(In thousands)
Casino	$285,182	$307,152
Hotel	157,489	149,268
Other	127,677	106,527
	570,348	562,947
Less: Allowance for doubtful accounts	(89,789)	(89,602)
	$480,559	$473,345

NOTE 4 — DISPOSITIONS AND ASSETS HELD FOR SALE

On April 1, 2015, the Company closed the sale of Railroad Pass. At closing, the Company received $8 million in cash proceeds. The assets and liabilities of Railroad Pass were classified as held for sale as of December 31, 2014. At December 31, 2014, assets held for sale of $9 million, comprised predominantly of property, plant and equipment, were classified within “Prepaid expenses and other”  and  liabilities related to assets held for sale of $2 million, comprised of accounts payable and other accrued liabilities, were classified  within “Other accrued liabilities.”

On April 30, 2015, the Company closed the sale of Gold Strike and related assets in Jean, Nevada. At closing, the Company received $12 million in cash proceeds.  The assets and liabilities of Gold Strike were classified as held for sale as of December 31, 2014.  At December 31, 2014, assets held for sale of  $14 million comprised predominantly of property, plant and equipment, were classified within “Prepaid expenses and other”  and  liabilities related to assets held for sale of $2 million, comprised of accounts payable and other accrued liabilities, were classified  within “Other accrued liabilities.”

On July 7, 2015, the Company entered into an agreement with Eldorado Resorts, Inc. to sell Circus Circus Reno, as well as the Company’s 50% interest in Silver Legacy and associated real property.  On November 23, 2015, the Company closed the sale and received $80 million in cash proceeds and recorded a gain of $23 million related to the sale, classified within “Property transactions, net.”  See Note 6 for further discussion of the sale of the Company’s 50% investment in Silver Legacy.

Railroad Pass, Gold Strike and Circus Circus Reno were not classified as discontinued operations because the Company concluded that the sales did not have a major effect on the Company’s operations or its financial results and they do not represent a disposal of a major geographic segment or product line.

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31,
	2015	2014
	(In thousands)
Land	$6,495,391	$6,475,134
Buildings, building improvements and land improvements	9,429,945	9,313,308
Furniture, fixtures and equipment	4,274,537	4,178,723
Construction in progress	2,111,860	999,616
	22,311,733	20,966,781
Less: Accumulated depreciation and amortization	(6,939,938)	(6,525,239)
	$15,371,795	$14,441,542

NOTE 6 — INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Investments in and advances to unconsolidated affiliates consisted of the following:

	December 31,
	2015	2014
	(In thousands)
CityCenter Holdings, LLC – CityCenter (50%)	$1,136,452	$1,221,306
Elgin Riverboat Resort–Riverboat Casino – Grand Victoria (50%)	122,500	141,162
Marina District Development Company – Borgata (50%)	134,454	109,252
Other	98,091	87,314
	$1,491,497	$1,559,034

The Company recorded its share of the net income (loss) from unconsolidated affiliates, including adjustments for basis differences, as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Income from unconsolidated affiliates	$257,883	$63,836	$68,829
Preopening and start-up expenses	(3,475)	(917)	(507)
Non-operating items from unconsolidated affiliates	(76,462)	(87,794)	(208,682)
	$177,946	$(24,875)	$(140,360)

CityCenter

CityCenter litigation settlement. In December 2014, the Company and CityCenter entered into a settlement agreement with Perini Building Company, Inc. (“Perini”), general contractor for CityCenter, the remaining Perini subcontractors and relevant insurers to resolve all outstanding project lien claims and CityCenter’s counterclaims relating to the Harmon Hotel and Spa. The settlement was subject to execution of a global settlement agreement among the parties described above, which was subsequently executed, and CityCenter’s procurement of replacement general liability insurance covering construction of the CityCenter development, which was obtained in January 2015. The proceeds pursuant to such global settlement agreement, combined with certain prior Harmon-related insurance settlement proceeds, resulted in a gain of $160 million recorded by CityCenter during the first quarter of 2015, of which the Company recorded its 50% share of $80 million.

CityCenter distribution. In April 2015, CityCenter adopted an annual distribution policy and declared a special distribution of $400 million, of which the Company received its 50% share of $200 million. Under the annual distribution policy, CityCenter will distribute up to 35% of excess cash flow, subject to the approval of the CityCenter board of directors.

October 2013 debt restructuring transactions. In October 2013, CityCenter entered into a $1.775 billion senior secured credit facility. The senior secured credit facility consists of a $75 million revolving facility maturing in October 2018, and a $1.7 billion term loan B facility maturing in October 2020. The term loan B facility was issued at 99% of the principal amount and bears interest at LIBOR plus 3.25% with a LIBOR floor of 1.00%. Concurrent with the closing of the new senior secured credit facility, CityCenter issued a notice of full redemption with respect to its existing 7.625% senior secured first lien notes and 10.75%/11.50% senior secured second lien PIK toggle notes and discharged each of the indentures for its first and second lien notes at a premium in accordance with the terms of such indentures. As a result of the transaction, the Company recorded a charge of $70 million for its share of CityCenter’s non-operating loss on retirement of long-term debt, primarily consisting of premiums associated with the redemption of the existing first and second lien notes as well as the write-off of previously unamortized debt issuance costs. CityCenter permanently repaid $38 million and $154 million of its term loan B facility in 2015 and 2014, respectively.

In addition, in connection with the October 2013 debt restructuring, sponsor notes with a carrying value of approximately $738 million were converted to members’ equity. Subsequent to these transactions, CityCenter’s senior credit facility is its only remaining long-term debt.  The senior secured credit facility is secured by substantially all the assets of CityCenter, and contains certain financial covenants including minimum interest coverage ratios and maximum leverage ratio requirements (as defined in the CityCenter agreements).

Grand Victoria

At December 31, 2015, the Company reviewed the carrying value of its Grand Victoria investment for impairment due to a greater than anticipated decline in operating results due in part to a continued loss of market share to video gaming terminals, as well as a decrease in forecasted cash flows compared to the prior forecast. The Company used a blended discounted cash flow analysis and guideline public company method to determine the estimated fair value from a market participant’s viewpoint. Key assumptions included in the discounted cash flow analysis were estimates of future cash flows including outflows for capital expenditures, a long-term growth rate of 2% and a discount rate of 10.5%. Key assumptions in the guideline public company method included business enterprise value multiples selected based on the range of multiples in Grand Victoria’s peer group. As a result of the analysis, the Company determined that it was necessary to record an other-than-temporary impairment charge of $17 million at December 31, 2015, based on an estimated fair value of $123 million for the Company’s 50% interest. The Company intends to, and believes it will be able to, retain the investment in Grand Victoria; however, due to the extent of the shortfall and the Company’s assessment of the uncertainty of fully recovering its investment, the Company has determined that the impairment was other-than-temporary.

At June 30, 2014, the Company reviewed the carrying value of its Grand Victoria investment for impairment due to a greater than anticipated decline in operating results and loss of market share due to the proliferation of video gaming terminals in the Illinois market, as well as a decrease in forecasted cash flows compared to the prior forecast. The Company used a blended discounted cash flow analysis and guideline public company method to determine the estimated fair value from a market participant’s viewpoint. Key assumptions included in the discounted cash flow analysis were estimates of future cash flows including outflows for capital expenditures, a long-term growth rate of 2% and a discount rate of 10.5%. Key assumptions in the guideline public company method included business enterprise value multiples selected based on the range of multiples in Grand Victoria’s peer group. As a result of the analysis, the Company determined that it was necessary to record an other-than-temporary impairment charge of $29 million at June 30, 2014, based on an estimated fair value of $140 million for the Company’s 50% interest.

At June 30, 2013, the Company reviewed the carrying value of its Grand Victoria investment for impairment due to a greater than anticipated decline in operating results and loss of market share as a result of the opening of a new river boat casino in the Illinois market, as well as a decrease in forecasted cash flows compared to the prior forecast. The Company used a blended discounted cash flow analysis and guideline public company method to determine the estimated fair value from a market participant’s viewpoint. Key assumptions included in the discounted cash flow analysis were estimates of future cash flows including outflows for capital expenditures, a long-term growth rate of 2% and a discount rate of 11%. Key assumptions in the guideline public company method included business enterprise value multiples selected based on the range of multiples in Grand Victoria’s peer group. As a result of the analysis, the Company determined that it was necessary to record an other-than-temporary impairment charge of $37 million based on an estimated fair value of $170 million for the Company’s 50% interest.

Las Vegas Arena Company

In September 2014, a wholly owned subsidiary of Las Vegas Arena Company entered into a senior secured credit facility to finance construction of the T-Mobile Arena. In connection with this senior credit facility, MGM Resorts International and AEG each entered into a repayment guarantee for the term loan B (which is subject to increases and decreases in the event of rebalancing of the principal amount of indebtedness between the term loan A and term loan B facilities). As of December 31, 2015, the senior secured credit facility consisted of a $120 million term loan A and an $80 million term loan B. The senior secured credit facility matures in October 2016, with an option to extend the maturity for three years. The senior secured credit facility is secured by substantially all the assets of the Las Vegas Arena Company, and contains certain financial covenants applicable upon opening of the T-Mobile Arena. In accordance with the Las Vegas Arena Company’s senior secured credit facility, the Company and AEG contributed equal amounts totaling $175 million for construction, all of which has been contributed as of December 31, 2015. See Note 11 for discussion of the Company’s joint and several completion and repayment guarantees and equity contribution commitments related to the Las Vegas Arena Company.

Silver Legacy

As discussed in Note 4, the Company closed the sale of its 50% interest in Silver Legacy on November 23, 2015, received proceeds of $58 million, and recorded a gain of $20 million. The Company’s investment in Silver Legacy was not classified as discontinued operations because the Company has concluded that the sale will not have a major effect on the Company’s operations or its financial results and it does not represent a disposal of a major geographic segment or product line.

Unconsolidated Affiliate Financial Information

Summarized balance sheet information of the unconsolidated affiliates is as follows:

	December 31,
	2015	2014
	(In thousands)
Current assets	$592,883	$772,412
Property and other assets, net	9,128,866	9,381,601
Current liabilities	482,633	683,452
Long-term debt and other long-term obligations	2,268,157	2,396,376
Equity	6,970,959	7,074,185

Summarized results of operations of the unconsolidated affiliates are as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Net revenues	$2,362,258	$2,299,698	$2,280,309
Operating expenses	(1,941,812)	(2,278,039)	(2,247,743)
Operating income	420,446	21,659	32,566
Interest expense	(142,396)	(164,055)	(328,740)
Non-operating expenses	(15,101)	(13,337)	(146,898)
Net income (loss)	$262,949	$(155,733)	$(443,072)

Results of operations of the unconsolidated affiliates includes the results of Silver Legacy through the date of disposition on November 23, 2015.

Basis Differences

The Company’s investments in unconsolidated affiliates do not equal the Company’s share of venture-level equity due to various basis differences. Basis differences related to depreciable assets are being amortized based on the useful lives of the related assets and liabilities and basis differences related to non–depreciable assets, such as land and indefinite-lived intangible assets, are not being amortized. Differences between the Company’s share of venture-level equity and investment balances are as follows:

	December 31,
	2015	2014
	(In thousands)
Venture-level equity attributable to the Company	$3,486,117	$3,532,746
Adjustment to CityCenter equity upon contribution of net assets by MGM Resorts International (1)	(573,163)	(578,554)
CityCenter capitalized interest (2)	241,374	251,450
CityCenter completion guarantee (3)	372,785	466,660
CityCenter deferred gain (4)	(236,327)	(238,749)
CityCenter capitalized interest on sponsor notes (5)	(47,158)	(49,892)
Other-than-temporary impairments of CityCenter investment (6)	(1,800,191)	(1,857,673)
Other-than-temporary impairments of Borgata investment (7)	(126,446)	(130,333)
Acquisition fair value adjustments net of other-than-temporary impairments of Grand Victoria investment (8)	99,619	116,669
Other adjustments	74,887	46,710
	$1,491,497	$1,559,034

(1)	Primarily relates to land and fixed assets.
(2)	Relates to interest capitalized on the Company’s investment balance during development and construction stages.
(3)	Created by contributions to CityCenter under the completion guarantee recognized as equity contributions by CityCenter split between the members.
(4)	Relates to a deferred gain on assets contributed to CityCenter upon formation of CityCenter.
(5)	Relates to interest on the sponsor notes capitalized by CityCenter during development. Such sponsor notes were converted to equity in 2013.
(6)	The impairment of the Company’s CityCenter investment includes $426 million of impairments allocated to land.
(7)	The impairment of the Company’s Borgata investment includes $90 million of impairments allocated to land.
(8)	Relates to indefinite-lived gaming license rights for Grand Victoria and other-than-temporary impairments of the Company’s investment in Grand Victoria.

NOTE 7 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets consisted of the following:

	December 31,
	2015	2014
Goodwill:	(In thousands)
Wholly owned domestic resorts	$70,975	$70,975
MGM China	1,359,792	2,826,135
	$1,430,767	$2,897,110
Indefinite-lived intangible assets:
Detroit development rights	$98,098	$98,098
Trademarks, license rights and other	229,022	232,123
Total indefinite-lived intangible assets	327,120	330,221
Finite-lived intangible assets:
MGM Grand Paradise gaming subconcession	4,515,867	4,513,101
Less: Accumulated amortization	(858,531)	(692,047)
	3,657,336	3,821,054
MGM Macau land concession	84,769	84,717
Less: Accumulated amortization	(19,554)	(15,272)
	65,215	69,445
MGM China customer lists	129,025	128,946
Less: Accumulated amortization	(126,003)	(116,664)
	3,022	12,282
MGM China gaming promoter relationships	180,635	180,524
Less: Accumulated amortization	(180,635)	(161,467)
	—	19,057
Maryland license, Massachusetts license and other intangible assets	136,127	136,827
Less: Accumulated amortization	(24,039)	(24,030)
	112,088	112,797
Total finite-lived intangible assets, net	3,837,661	4,034,635
Total other intangible assets, net	$4,164,781	$4,364,856

The following table summarizes our gross carrying value of goodwill and related cumulative impairment losses as of December 31, 2015:

	Gross Carrying Value	Cumulative Impairment Losses	Goodwill, net
Goodwill, net by Reportable Segment:	(In thousands)
Wholly Owned Domestic Resorts	$1,239,063	$(1,168,088)	$70,975
MGM China	2,827,783	(1,467,991)	1,359,792
Balance, December 31, 2015	$4,066,846	$(2,636,079)	$1,430,767

Goodwill related to wholly owned domestic resorts relates to the acquisition of Mirage Resorts in 2001 and the acquisition of Mandalay Resort Group in 2005.  The Company recognized goodwill resulting from its acquisition of a controlling interest in MGM China in 2011.

Due to a significant decrease in MGM China’s cash flows as well as a decline in the market capitalization of MGM China relative to its net book value, the Company performed an interim impairment test of goodwill related to the MGM China reporting unit in the second quarter of 2015.  The results of the Company’s interim impairment test indicated the fair value of the MGM China reporting unit exceeded its carrying value by 9%.

During the fourth quarter of 2015, the Company conducted its annual impairment tests of goodwill by reviewing each of its reporting units, including its MGM China reporting unit. The step one goodwill analysis of the MGM China reporting unit indicated the fair value was less than its carrying value by 4%.  The decrease in fair value from the interim test valuation date resulted from a further decrease in forecasted cash flows from the interim analysis based on current market conditions and a further and sustained decline in the enterprise value multiples of the MGM China reporting unit as well as the multiples of the reporting unit’s peer group.

As a result of the indication of impairment from its step one analysis, the Company performed a step two impairment analysis to measure the impairment loss. As such, the Company determined the current fair values of all assets of the MGM China reporting unit, including its separately identifiable intangible assets. The current fair values of each of the separately identifiable intangible assets exceeded their respective carrying values by a significant amount, leading to a lower implied fair value of goodwill. Therefore, the Company recorded a $1.5 billion non-cash impairment charge to reduce the historical carrying value of goodwill related to the MGM China reporting unit to its implied fair value. The impairment charge is reflected in “Property transactions, net” in the accompanying Consolidated Statements of Operations for the year ended December 31, 2015. The carrying value of goodwill related to the MGM China reporting unit as of December 31, 2015 following the impairment charge was $1.4 billion.

The Company’s indefinite-lived intangible assets consist primarily of development rights in Detroit, trademarks and license rights, of which $210 million consists of trademarks and trade names related to the Mandalay Resort Group acquisition.

MGM Grand Paradise gaming subconcession.  Pursuant to the agreement dated June 19, 2004 between MGM Grand Paradise and Sociedade de Jogos de Macau, S.A., a gaming subconcession was acquired by MGM Grand Paradise for the right to operate casino games of chance and other casino games for a period of 15 years commencing on April 20, 2005. The Company cannot provide any assurance that the gaming subconcession will be extended beyond the original terms of the agreement; however, management believes that the gaming subconcession will be extended, given that the land concession agreement with the government extends significantly beyond the gaming subconcession. In addition, management believes that the fair value of MGM China reflected in the IPO pricing suggests that market participants have assumed the gaming subconcession will be extended beyond its initial term. As such, the Company was amortizing the gaming subconcession intangible asset on a straight-line basis over the initial term of the land concession through April 6, 2031.  In January 2013, the Company’s Cotai land concession was gazetted by the Macau government at which time the Company determined that the estimated remaining useful life of its gaming subconcession would be extended through the initial 25-year term of the Cotai land concession, ending in January 2038.

MGM Macau land concession. MGM Grand Paradise entered into a contract with the Macau government to use the land under MGM Macau commencing from April 6, 2006.  The land use right has an initial term through April 6, 2031, subject to renewal for additional periods. The land concession intangible asset is amortized on a straight-line basis over the remaining initial contractual term.

MGM China customer lists. The Company recognized an intangible asset related to customer lists, which is amortized on an accelerated basis over its estimated useful life of five years.

MGM China gaming promoter relationships.  The Company recognized an intangible asset related to its relationships with gaming promoters, which was amortized on a straight-line basis over its estimated useful life of four years.  The gaming promoter relationship intangible asset became fully amortized in 2015.

Maryland license.  The Company was granted a license to operate a casino in Maryland.  The consideration paid to the State of Maryland for the license fee of $22 million is considered a finite-lived intangible asset that will be amortized over a period of 15 years beginning upon the opening of the casino resort.

Massachusetts license.  The Company was granted a license to operate a casino in Massachusetts.  The consideration paid to the State of Massachusetts for the license fee of $85 million is considered a finite-lived intangible asset that will be amortized over a period of 15 years beginning upon the opening of the casino resort.

Other.  The Company’s other finite–lived intangible assets consist primarily of lease acquisition costs amortized over the life of the related leases, and certain license rights amortized over their contractual life.

Total amortization expense related to intangible assets was $199 million, $232 million and $243 million for 2015, 2014, and 2013, respectively.  Estimated future amortization is as follows:

Years ending December 31,	(In thousands)
2016	$174,424
2017	172,482
2018	173,426
2019	178,149
2020	178,149
Thereafter	2,961,031
$3,837,661

NOTE 8 — OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following:

	December 31,
	2015	2014
	(In thousands)
Payroll and related	$370,672	$369,497
Advance deposits and ticket sales	104,461	103,440
Casino outstanding chip liability	282,810	294,466
Casino front money deposits	127,947	122,184
MGM China gaming promoter commissions	33,064	74,754
Other gaming related accruals	91,318	114,165
Taxes, other than income taxes	153,531	201,562
Completion guarantee liability	—	148,929
Other	147,641	145,620
	$1,311,444	$1,574,617

NOTE 9 — LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31,
	2015	2014

	(In thousands)
Senior credit facility term loans	$2,716,000	$2,744,000
MGM China credit facility	1,559,909	553,177
$1,450 million 4.25% convertible senior notes, due 2015	—	1,450,000
$875 million 6.625% senior notes, due 2015	—	875,000
$242.9 million 6.875% senior notes, due 2016	242,900	242,900
$732.7 million 7.5% senior notes, due 2016	732,749	732,749
$500 million 10% senior notes, due 2016	500,000	500,000
$743 million 7.625% senior notes, due 2017	743,000	743,000
$475 million 11.375% senior notes, due 2018	475,000	475,000
$850 million 8.625% senior notes, due 2019	850,000	850,000
$500 million 5.25% senior notes, due 2020	500,000	500,000
$1,000 million 6.75% senior notes, due 2020	1,000,000	1,000,000
$1,250 million 6.625% senior notes, due 2021	1,250,000	1,250,000
$1,000 million 7.75% senior notes, due 2022	1,000,000	1,000,000
$1,250 million 6% senior notes, due 2023	1,250,000	1,250,000
$0.6 million 7% debentures, due 2036	552	552
$4.3 million 6.7% debentures, due 2096	4,265	4,265
	12,824,375	14,170,643
Less: premiums, discounts, and unamortized debt issuance costs, net	(127,622)	(120,038)
	12,696,753	14,050,605
Less: Current portion, net of discounts and unamortized debt issuance costs	(328,442)	(1,245,320)
	$12,368,311	$12,805,285

As of December 31, 2015, the amount available under the Company’s revolving senior credit facility was less than current maturities related to the Company’s term loan credit facilities and senior notes. At December 31, 2014, the amount available under the Company’s revolving senior credit facility was less than current maturities related to the Company’s term loan credit facilities, convertible senior notes and senior notes. The Company excluded from the December 31, 2015 and 2014 current portion of long-term debt the amount available for refinancing under its revolving credit facility.

Interest expense, net consisted of the following:

	Year Ended December 31,
	2015	2014	2013

	(In thousands)
Total interest incurred	$862,377	$846,321	$862,417
Interest capitalized	(64,798)	(29,260)	(5,070)
	$797,579	$817,061	$857,347

Senior credit facility. At December 31, 2015, the Company’s senior credit facility consisted of a $1.2 billion revolving credit facility, a $1.02 billion term loan A facility and a $1.70 billion term loan B facility. The revolving and term loan A facilities bear interest at LIBOR plus an applicable rate determined by the Company’s credit rating (2.75% as of December 31, 2015). The term loan B facility bears interest at LIBOR plus 2.50%, with a LIBOR floor of 1.00%. The revolving and term loan A facilities mature in December 2017 and the term loan B facility matures in December 2019. The term loan A and term loan B facilities are subject to scheduled amortization payments on the last day of each calendar quarter in an amount equal to 0.25% of the original principal balance. The Company permanently repaid $28 million in 2015, in accordance with the scheduled amortization. The Company had $1.2 billion of available borrowing capacity under its senior credit facility at December 31, 2015. At December 31, 2015, the interest rate on the term loan A was 3.17% and the interest rate on the term loan B was 3.50%.

The land and substantially all of the assets of MGM Grand Las Vegas, Bellagio and The Mirage secure up to $3.35 billion of obligations outstanding under the senior credit facility. In addition, the land and substantially all of the assets of New York-New York and Gold Strike Tunica secure the entire amount of the senior credit facility, and the land and substantially all of the assets of MGM Grand Detroit secure its $450 million of obligations as a co-borrower under the senior credit facility. In addition, the senior credit facility is secured by a pledge of the equity or limited liability company interests of the subsidiaries that own the pledged properties.

The senior credit facility contains customary representations and warranties and customary affirmative and negative covenants. In addition, the senior credit facility requires the Company and its restricted subsidiaries (the “Restricted Group”) to maintain a minimum trailing four-quarter EBITDA (as defined in the senior credit facility) and limits the ability of the Restricted Group to make capital expenditures and investments. As of December 31, 2015, the Restricted Group is required to maintain a minimum EBITDA of $1.30 billion. The minimum EBITDA requirement increases to $1.35 billion for March 31, 2016 through December 31, 2016, and to $1.40 billion for March 31, 2017 and thereafter. EBITDA for the trailing four quarters ended December 31, 2015, calculated in accordance with the terms of the senior credit facility (which includes cash distributions from unconsolidated affiliates, such as the CityCenter distribution), was $1.71 billion. The senior credit facility limits the Restricted Group to capital expenditures of $500 million per fiscal year, with unused amounts in any fiscal year rolling over to the next fiscal year, but not any fiscal year thereafter.  The Restricted Group’s total capital expenditures allowable under the senior credit facility for fiscal year 2015, after giving effect to unused amounts from 2014, was $794 million. In addition, the senior credit facility limits the Restricted Group’s ability to make investments subject to certain thresholds and other important exceptions. As of December 31, 2015, the Restricted Group was within the limit of capital expenditures and other investments for the 2015 calendar year.

The senior credit facility provides for customary events of default, including, without limitation, (i) payment defaults, (ii) covenant defaults, (iii) cross-defaults to certain other indebtedness in excess of specified amounts, (iv) certain events of bankruptcy and insolvency, (v) judgment defaults in excess of specified amounts, (vi) the failure of any loan document by a significant party to be in full force and effect and such circumstance, in the reasonable judgment of the required lenders, is materially adverse to the lenders, or (vii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral. In addition, the senior credit facility provides that a cessation of business due to revocation, suspension or loss of any gaming license affecting a specified amount of its revenues or assets, will constitute an event of default.

MGM China credit facility. In June 2015, MGM China and MGM Grand Paradise, as co-borrowers, entered into a second amended and restated credit facility which consists of $1.55 billion of term loans and a $1.45 billion revolving credit facility. The term was extended for an eighteen month period to April 2019, with scheduled amortization payments of the term loans beginning in October 2017. The MGM China credit facility bears interest at a fluctuating rate per annum based on HIBOR plus a margin that will range between 1.375% and 2.50% based on MGM China’s leverage ratio. The MGM China credit facility is secured by MGM Grand Paradise’s interest in the Cotai land use right, and MGM China, MGM Grand Paradise and their guarantor subsidiaries have granted a security interest in substantially all of their assets to secure the facility. The outstanding balance at December 31, 2015 was comprised solely of term loans.  At December 31, 2015, weighted average interest rate on the term loans was 1.97%.

The MGM China credit facility contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM China and its subsidiaries to make investments, pay dividends and sell assets, and to incur additional liens. As of December 31, 2015, MGM China was required to maintain compliance with a maximum leverage ratio of 4.50 to 1.00 in addition to a minimum interest coverage ratio of 2.50 to 1.00. MGM China was in compliance with the credit facility covenants at December 31, 2015.

In February 2016, the MGM China credit facility was amended. The amendment included changes to the required maximum leverage ratio which increases to 6.00 to 1.00 beginning September 30, 2016 through June 30, 2017, then decreases to 5.50 to 1.00 for September 30, 2017, 5.00 to 1.00 for December 31, 2017, and 4.50 to 1.00 for March 31, 2018 and thereafter.

MGM National Harbor credit agreement. In January 2016, MGM National Harbor, LLC, the Company’s wholly owned subsidiary developing and constructing MGM National Harbor, entered into a credit agreement consisting of a $100 million revolving credit facility and a $425 million delayed draw term loan facility, of which $250 million was funded at closing. The revolving and term loan facilities initially bear interest at a LIBOR rate plus an additional rate ranging from 2.00% to 2.25% per annum (determined based on a total leverage ratio). The term loan facilities are subject to scheduled amortization payments on the last day of each calendar quarter beginning the fourth full fiscal quarter following the opening date of MGM National Harbor, initially in an amount equal to 1.25% of the aggregate principal balance and increasing to 1.875% and 2.50% of the aggregate principal balance on the last day of the twelfth and sixteenth full fiscal quarter, respectively. The term loan and revolving facilities are scheduled to mature in January 2021.

The credit agreement is secured by a leasehold mortgage on MGM National Harbor and substantially all of the existing and future property of MGM National Harbor. Mandatory prepayments will be required upon the occurrence of certain events, including sales of certain assets, casualty events and the incurrence of certain additional indebtedness, subject to certain exceptions and reinvestment rights. In addition, to the extent MGM National Harbor generates excess cash flow (as defined), a percentage of such excess cash flow (ranging from 0% to 50% based on a total leverage ratio) will be required to be used to prepay the term loan facilities commencing with the fiscal year ended 2017.

The credit agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants, which impose restrictions on, among other things, the ability of MGM National Harbor, LLC and its restricted subsidiaries to make investments, pay dividends, sell assets, and to incur additional debt and additional liens. In addition, the credit agreement requires MGM National Harbor, LLC and its restricted subsidiaries to maintain a maximum total leverage ratio and a minimum interest coverage ratio. In addition, borrowings under the credit agreement are subject to a customary “in balance test” (as defined in the credit agreement), which requires that, as of the date of determination prior to the opening date, the available funds (including resources that may be available from the Company under the Company’s senior credit facility) are equal to or exceed the remaining costs for MGM National Harbor.

Senior Notes. During 2015, the Company repaid its $875 million 6.625% senior notes at maturity.  In 2014, the Company repaid its $509 million 5.875% senior notes at maturity and issued $1.25 billion of 6% senior notes due 2023 for net proceeds of $1.24 billion. The senior notes are unsecured and otherwise rank equally in right of payment with the Company’s existing and future senior indebtedness. The senior notes are effectively subordinated to the Company’s existing and future secured obligations, primarily consisting of its senior credit facility, to the extent of the value of the assets securing such obligations.

Convertible senior notes.  In April 2015, holders of substantially all of the $1.45 billion in aggregate principal amount of 4.25% convertible senior notes elected to convert the notes into approximately 78 million shares of the Company’s common stock. The notes were converted at 53.83 shares of common stock per $1,000 principal amount, which is equivalent to a conversion price of approximately $18.58 per share. In addition, the Company settled the capped call transactions entered into in connection with the initial issuance of $1.15 billion in aggregate principal amount of notes and received approximately 6 million shares from such financial institutions. Such shares received in connection with the capped call transactions were subsequently retired.

Maturities of long-term debt.  Maturities of the principal amount of the Company’s long-term debt as of December 31, 2015 are as follows:

Years ending December 31,	(In thousands)
2016	1,503,649
2017	1,846,495
2018	1,272,453
2019	3,196,961
2020	1,500,000
Thereafter	3,504,817
12,824,375

Fair value of long-term debt. The estimated fair value of the Company’s long-term debt at December 31, 2015 was $13.1 billion. At December 31, 2014, the estimated fair value of the Company’s long-term debt was $15.1 billion. Fair value was estimated using quoted market prices for the Company’s senior notes and senior credit facility.

NOTE 10 — INCOME TAXES

The Company recognizes deferred income tax assets, net of applicable reserves, related to net operating loss tax credit carryforwards and certain temporary differences.  The Company recognizes future tax benefits to the extent that realization of such benefit is more likely than not.  Otherwise, a valuation allowance is applied.

Income (loss) before income taxes for domestic and foreign operations consisted of the following:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Domestic operations	$155,296	$(168,135)	$(444,891)
Foreign operations	(1,201,539)	579,021	507,081
	$(1,046,243)	$410,886	$62,190

The benefit (provision) for income taxes attributable to income (loss) before income taxes is as follows:

	Year Ended December 31,
	2015	2014	2013
Federal:	(In thousands)
Current	$(13,540)	$(10,448)	$3,532
Deferred (excluding separate components)	280,220	785,225	963,919
Deferred – operating loss carryforward	—	(277,453)	(305,760)
Deferred – valuation allowance	(247,867)	(815,851)	(634,190)
Other noncurrent	(590)	33,130	14,522
Benefit (provision) for federal income taxes	18,223	(285,397)	42,023
State:
Current	(1,840)	(2,214)	(1,812)
Deferred (excluding separate components)	(2,768)	4,338	4,056
Deferred – operating loss carryforward	(2,263)	531	393
Deferred – valuation allowance	(4,465)	412	(4,374)
Other noncurrent	7,153	(547)	879
Benefit (provision) for state income taxes	(4,183)	2,520	(858)
Foreign:
Current	(2,127)	(1,656)	(2,214)
Deferred (excluding separate components)	(5,832)	1,726	(70,440)
Deferred – operating loss carryforward	10,472	3,495	1,312
Deferred – valuation allowance	(9,959)	(4,396)	9,361
Provision for foreign income taxes	(7,446)	(831)	(61,981)
	$6,594	$(283,708)	$(20,816)

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2015	2014	2013

Federal income tax statutory rate	35.0%	35.0%	35.0%
Foreign tax credit	63.7	(222.0)	(1,557.1)
Repatriation of foreign earnings	(32.0)	113.2	738.4
Foreign goodwill impairment	(49.1)	—	—
Federal valuation allowance	(23.7)	198.6	1,019.8
State income tax, net of federal benefit and valuation allowance	(0.2)	(0.4)	0.8
Settlements with taxing authorities	0.1	(7.6)	(23.5)
Macau deferred tax liability re-measurement	—	—	96.1
Foreign jurisdiction income/losses taxed at other than 35%	6.9	(49.1)	(281.8)
Tax credits	0.4	(1.0)	(13.1)
Permanent and other items	(0.5)	2.3	18.9
	0.6%	69.0%	33.5%

The major tax-effected components of the Company’s net deferred tax liability are as follows:

	December 31,
	2015	2014
Deferred tax assets – federal and state:	(In thousands)
Bad debt reserve	$42,133	$47,563
Deferred compensation	4,719	4,074
Net operating loss carryforward	20,084	21,555
Capital loss carryforward	2,827	—
Accruals, reserves and other	42,614	129,311
Investments in unconsolidated affiliates	198,594	236,528
Stock-based compensation	32,108	34,449
Tax credits	2,883,839	2,601,653
	3,226,918	3,075,133
Less: Valuation allowance	(2,736,972)	(2,498,299)
	489,946	576,834
Deferred tax assets – foreign:
Bad debt reserve	976	1,456
Net operating loss carryforward	69,800	59,329
Accruals, reserves and other	1,270	64
Property and equipment	2,837	10,687
	74,883	71,536
Less: Valuation allowance	(70,159)	(60,468)
	4,724	11,068
Total deferred tax assets	$494,670	$587,902
Deferred tax liabilities – federal and state:
Property and equipment	(2,536,724)	(2,549,866)
Long-term debt	(220,245)	(293,006)
Intangibles	(99,419)	(109,161)
	(2,856,388)	(2,952,033)
Deferred tax liabilities – foreign:
Intangibles	(318,858)	(319,871)
	(318,858)	(319,871)
Total deferred tax liability	$(3,175,246)	$(3,271,904)
Net deferred tax liability	$(2,680,576)	$(2,684,002)

Income generated from gaming operations of MGM Grand Paradise, which is wholly owned by MGM China, is exempted from Macau’s 12% complementary tax for the five-year period ending December 31, 2016, pursuant to approval from the Macau government in 2011.  Absent this exemption, “Net loss attributable to MGM Resorts International” would have increased by $25 million and $47 million for 2015 and 2014, respectively, and net loss per share (diluted) would have increased by $0.04 and $0.10 for 2015 and 2014, respectively.  The approval granted in 2011 represented the second five-year exemption period granted to MGM Grand Paradise.  The Company measures the net deferred tax liability of MGM Grand Paradise under the assumption that it will receive an additional five-year exemption beyond 2016.  Such assumption is based upon the granting of a third five-year exemption to competitors of MGM Grand Paradise.  While no assurance can be given, the Company believes MGM Grand Paradise should also be entitled to a third five-year exemption in order to ensure non-discriminatory treatment among gaming concessionaires and subconcessionaires, a requirement under Macanese law.  The net deferred tax liability of MGM Grand Paradise was re-measured during the first quarter of 2013 due to the extension of the amortization period of the Macau gaming subconcession in connection with the effectiveness of the Cotai land concession.  This resulted in an increase in the net deferred tax liability and a corresponding increase in provision for income taxes of $65 million in 2013.

Non-gaming operations remain subject to the Macau complementary tax.  MGM Grand Paradise had at December 31, 2015 a complementary tax net operating loss carryforward of $571 million resulting from non-gaming operations that will expire if not utilized against non-gaming income in years 2016 through 2018.

MGM Grand Paradise’s exemption from the Macau 12% complementary tax on gaming profits does not apply to dividend distributions of such profits to MGM China.  However, MGM Grand Paradise has entered into an agreement with the Macau government to settle the 12% complementary tax that would otherwise be due by its shareholder, MGM China, on distributions of its gaming profits by paying a flat annual payment (“annual fee arrangement”) regardless of the amount of distributable dividends.  Such annual fee arrangement is effective until December 31, 2016. MGM China is not subject to the complementary tax on distributions it receives during the covered period as a result of the annual fee arrangement. Annual payments of $2 million are required under the annual fee arrangement.  The $2 million annual payment for 2015 and 2014 was accrued and a corresponding provision for income taxes was recorded in each year.

The Company repatriated $304 million and $390 million of foreign earnings and profits in 2015 and 2014, respectively.  At December 31, 2015, there are approximately $178 million of unrepatriated foreign earnings and profits, all of which the Company anticipates will be repatriated without the incurrence of additional U.S. income tax expense.  Accordingly, no deferred tax liability has been recorded for those earnings.  Creditable foreign taxes associated with the repatriated earnings and profits increased the Company’s foreign tax credit carryover by $318 million and $782 million in 2015 and 2014, respectively.  Such foreign taxes consist of the Macau Special Gaming Tax, which the Company believes qualifies as a tax paid in lieu of an income tax that is creditable against U.S. income taxes.  The foreign tax credit carryovers expire as follows: $785 million in 2022; $976 million in 2023; $782 million in 2024; and $318 million in 2025. The foreign tax credit carryovers are subject to valuation allowance as described further below.

The Company has an alternative minimum tax credit carryforward of $23 million that will not expire.

For state income tax purposes, the Company has Illinois and New Jersey net operating loss carryforwards of $82 million and $207 million, respectively, which equates to deferred tax assets after federal tax effect and before valuation allowance, of $4 million and $12 million, respectively.  The Illinois net operating loss carryforwards will expire if not utilized by 2021 through 2026.  The New Jersey net operating loss carryforwards will expire if not utilized by 2029 through 2035.

As of December 31, 2015, the scheduled future reversal of existing U.S. federal taxable temporary differences exceeds the scheduled future reversal of existing U.S. federal deductible temporary differences. Consequently, the Company no longer applies a valuation allowance against its U.S. federal deferred tax assets other than the foreign tax credit deferred tax asset and a capital loss carryforward. The Company has recorded a valuation allowance of $2.7 billion against the $2.9 billion foreign tax credit deferred tax asset at December 31, 2015.  In addition, there is an $18 million valuation allowance, after federal effect, provided on certain state deferred tax assets, a valuation allowance of $3 million on a federal income tax capital loss carryforward, a valuation allowance of $69 million on certain Macau deferred tax assets, and a valuation allowance of $1 million on Hong Kong net operating losses because we believe these assets do not meet the “more likely than not” criteria for recognition.

The foreign tax credits are attributable to the Macau Special Gaming Tax which is 35% of gross gaming revenue in Macau.  Because MGM Grand Paradise is presently exempt from the Macau 12% complementary tax on gaming profits, the Company believes that payment of the Macau Special Gaming Tax qualifies as a tax paid in lieu of an income tax that is creditable against U.S. taxes. Although MGM Grand Paradise’s current five-year exemption from the Macau 12% complementary tax on gaming profits ends on December 31, 2016, the Company assumes that it will receive an additional five-year exemption beyond 2016 consistent with the assumption utilized for measurement of the net deferred tax liability of MGM Grand Paradise.  For all periods beyond December 31, 2021, the Company has assumed that MGM Grand Paradise will be paying the Macau 12% complementary tax on gaming profits and will thus not be able to credit the Macau Special Gaming Tax in such years, and has factored that assumption into its assessment of the realization of the foreign tax credit deferred tax asset.

Furthermore, the Company does not currently rely on future U.S. source operating income in assessing future foreign tax credit realization due to its recent history of cumulative losses in the U.S. and therefore only relies on U.S. federal taxable temporary differences that it expects will reverse during the 10-year foreign tax credit carryover period. However, due to improvements in its U.S. operations the Company has generated U.S. operating profits for the past four consecutive quarters.  Should these profits continue in future periods, the Company may during the next 12 months begin to utilize projections of future U.S. source operating income in its assessment of the realizability of its foreign tax credit deferred tax asset, which could result in a reduction in the valuation allowance and a corresponding reduction in the provision for income taxes in such period.  However, the exact timing and amount of reduction in the valuation allowance are subject to change on the basis of the level of profitability that the Company is able to actually achieve.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Gross unrecognized tax benefits at January 1	$31,143	$106,246	$153,184
Gross increases - prior period tax positions	—	1,626	6,082
Gross decreases - prior period tax positions	(14,158)	(43,098)	(35,508)
Gross increases - current period tax positions	1,222	5,066	4,064
Settlements with taxing authorities	(2,408)	(38,697)	(21,576)
Lapse in Statutes of Limitations	(2,075)	—	—
Gross unrecognized tax benefits at December 31	$13,724	$31,143	$106,246

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $8 million and $12 million at December 31, 2015 and 2014, respectively.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.  The Company accrued $4 million in interest related to unrecognized tax benefits at December 31, 2014.  There were no amounts accrued for interest related to unrecognized tax benefits at December 31, 2015.  No amounts were accrued for penalties as of either date.  Income tax expense for the years ended December 31, 2015, 2014 and 2013 includes interest benefit related to unrecognized tax benefits as follows: $4 million benefit in 2015, $13 million benefit in 2014 and $12 million benefit in 2013.

The Company files income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and foreign jurisdictions, although the income taxes paid in foreign jurisdictions are not material.  As of December 31, 2015, the Company is no longer subject to examination of its U.S. consolidated federal income tax returns filed for years ended prior to 2010.  During 2015, the Company received final approval from the Joint Committee on Taxation of the results of the IRS examination of the 2009 tax year and agreed to all IRS adjustments to the 2010 and 2011 tax years of CityCenter Holdings, LLC, an unconsolidated affiliate treated as a partnership for income tax purposes. The Company received a refund of $16 million of taxes and associated interest in connection with the settlement of these examinations, which are now considered settled for financial accounting purposes. During 2014, the Company received final approval from the Joint Committee on Taxation of the results of the IRS examination of its consolidated federal income tax returns for the 2005 through 2009 tax years; the 2007 through 2008 tax years of CityCenter Holdings, LLC; the 2008 through 2009 tax years of MGM Grand Detroit, LLC, a subsidiary treated as a partnership for income tax purposes; and the 2005 through 2009 tax years of Marina District Development Holding Company, LLC an unconsolidated affiliate treated as a partnership for income tax purposes. These examinations are now considered settled for financial reporting purposes.  The Company previously deposited $30 million with the IRS to cover the expected cash taxes and interest resulting from the tentatively agreed adjustments for these examinations.

As of December 31, 2015, other than adjustments resulting from the federal income tax audits discussed above, the Company was no longer subject to examination of its various state and local tax returns filed for years ended prior to 2011. During 2015, the state of New Jersey completed its examination of Marina District Development Holding Company, LLC for the 2003 through 2009 tax years. All adjustments were agreed to by the members of Marina District Development Holding Company, LLC and the examination is now considered settled for financial accounting purposes.  The Company made a $1 million payment of tax and associated interest as a result of this settlement.  No other state or local income tax returns are currently under examination.

The Company does not anticipate that the total amounts of unrecognized tax benefits at December 31, 2015 will change materially within the next twelve months.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Leases.  The Company leases real estate and various equipment under operating and, to a lesser extent, capital lease arrangements.  Certain real estate leases provide for escalation of rent based upon a specified price index and/or based upon periodic appraisals.

At December 31, 2015, the Company was obligated under non-cancellable operating leases and capital leases to make future minimum lease payments as follows:

	Operating	Capital
	Leases	Leases

Years ending December 31,	(In thousands)
2016	$54,780	$8,229
2017	26,067	7,562
2018	22,666	1,725
2019	20,564	—
2020	21,564	—
Thereafter	1,097,757	—
Total minimum lease payments	$1,243,398	17,516
Less: Amounts representing interest		(853)
Total obligations under capital leases		16,663
Less: Amounts due within one year		(7,572)
Amounts due after one year		$9,091

The current and long-term obligations under capital leases are included in “Other accrued liabilities” and “Other long-term obligations,” respectively.  Rental expense for operating leases was $74 million, $65 million and $41 million for 2015, 2014 and 2013, respectively. Amounts included short term rentals charged to rent expense.  Rental expense includes $7 million related to the Cotai land concession for 2015, 2014 and 2013. The Company accounts for the Cotai land concession contract as an operating lease for which the required upfront payments are amortized over the initial 25-year contract term. Rent recognized for the Cotai land concession is included in “Preopening and start-up expenses” prior to opening.

In April 2013, the Company entered into a ground lease agreement for an approximate 23 acre parcel of land in connection with the MGM National Harbor project. The ground lease has an initial term of 25 years and the right to extend for up to 13 additional six year periods with the first 7 of those additional periods considered to be reasonably assured. The Company therefore amortizes the lease on a straight line basis over a 67 year term. The ground lease is accounted for as an operating lease with rental expense of $19 million and $13 million recorded for the years ended December 31, 2015 and 2014, respectively. Rent recognized for the ground lease is included in "Preopening and start-up expenses" prior to opening.

Cotai land concession contract.  MGM Grand Paradise’s land concession contract for an approximate 18 acre site on the Cotai Strip in Macau became effective on January 9, 2013 and has an initial term of 25 years. The total land premium payable to the Macau government for the land concession contract is $161 million and is composed of a down payment and eight additional semi-annual payments. As of December 31, 2015, MGM China had paid $130 million of the contract premium, including interest due on the semi-annual installments, and the amount paid is recorded within “Other long-term assets, net.” In January 2016, MGM China paid the sixth semi-annual installment of $15 million under the land concession contract.  Including interest on the two remaining semi-annual installments, MGM China has approximately $29 million remaining payable for the land concession contract. Under the terms of the land concession contract, MGM Grand Paradise is required to build and open MGM Cotai by January 2018.

CityCenter completion guarantee.  In October 2013, the Company entered into a third amended and restated completion and cost overrun guarantee, which was collateralized by substantially all of the assets of Circus Circus Las Vegas, as well as certain land adjacent to that property. During the first quarter of 2015, the Company fulfilled its remaining significant obligations under the completion guarantee in conjunction with the resolution of the Perini litigation and related settlement agreements. In total, the Company funded $888 million under the completion guarantee. In June 2015, the completion guarantee was terminated and the collateral assets securing such completion guarantee were released.

T-Mobile Arena. In conjunction with the Las Vegas Arena Company entering a senior secured credit facility in 2014, the Company and AEG each entered joint and several completion guarantees for the project, as well as a repayment guarantee for term loan B (which is subject to increases and decreases in the event of a rebalancing of the principal amount of indebtedness between the term loan A and term loan B facilities). As of December 31, 2015, term loan A was $120 million and term loan B was $80 million.

Other guarantees.  The Company is party to various guarantee contracts in the normal course of business, which are generally supported by letters of credit issued by financial institutions. The Company’s senior credit facility limits the amount of letters of credit that can be issued to $500 million, and the amount of available borrowings under the senior credit facility is reduced by any outstanding letters of credit. At December 31, 2015, the Company had $26 million in letters of credit outstanding.  MGM China’s senior credit facility limits the amount of letters of credit that can be issued to $100 million, and the amount of available borrowings under the senior credit facility is reduced by any outstanding letters of credit. At December 31, 2015 MGM China had provided approximately $39 million of guarantees under its credit facility.

Other litigation.  The Company is a party to various legal proceedings, most of which relate to routine matters incidental to its business.  Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 12 — STOCKHOLDERS’ EQUITY

MGM China dividend. MGM China paid a $400 million special dividend in March 2015, of which $204 million remained within the Company and $196 million was distributed to noncontrolling interests, a $120 million final dividend in June 2015, of which $61 million remained within the Company and $59 million was distributed to noncontrolling interests, and a $76 million interim dividend in August 2015, of which $39 million remained within the Company and $37 million was distributed to noncontrolling interests.

MGM China paid a $499 million special dividend in March 2014, of which $254 million remained within the Company and $245 million was distributed to noncontrolling interests, a $127 million final dividend in June 2014, of which $65 million remained within the Company and $62 million was distributed to noncontrolling interests, and a $137 million interim dividend in September 2014, of which $70 million remained within the Company and $67 million was distributed to noncontrolling interests.

MGM China paid a $500 million special dividend in March 2013, of which $255 million remained within the Company and $245 million was distributed to noncontrolling interests, and a $113 million interim dividend in September 2013, of which $58 million remained within the Company and $55 million was distributed to noncontrolling interests.

On February 18, 2016, as part of its regular dividend policy, MGM China’s Board of Directors announced it will recommend a final dividend for 2015 of $46 million to MGM China shareholders subject to approval at the MGM China 2016 annual shareholders meeting to be held in May. If approved, the Company will receive $23 million, its 51% share of the 2015 final dividend.

NOTE 13 — STOCK-BASED COMPENSATION

2005 Omnibus Incentive Plan.  The Company’s omnibus incentive plan, as amended (the “Omnibus Plan”), allows it to grant stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance share units (“PSUs”) and other stock-based awards to eligible directors, officers and employees of the Company and its subsidiaries. The Omnibus Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee has discretion under the Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits, including:

•	As amended, the Omnibus Plan allows for the issuance of up to 45 million shares or share-based awards; and
•	For stock options and SARs, the exercise price of the award must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is 10 years.

SARs granted under the Omnibus Plan generally have terms of seven years, and in most cases vest in four equal annual installments. RSUs granted vest ratably over four years, a portion of which are subject to achievement of a performance target based on operational results compared to budget in order for such RSUs to be eligible to vest. Expense is recognized primarily on a straight-line basis over the vesting period of the awards net of estimated forfeitures. Estimated forfeitures are updated periodically with actual forfeitures recognized currently to the extent they differ from the estimate.

PSUs granted vest subject to a market condition, in which a percentage of the target award granted vests based on the performance of the Company’s stock price in relation to the target price at the end of a three year performance period.  Specifically, the ending average stock price must equal the target price, which is defined as 125% of the beginning average stock price, in order for the target award to vest.  No shares are issued unless the ending average stock price is at least 60% of the target price, and the maximum payout is capped at 160% of the target award.  If the ending average stock price is at least 60% or more of the target price, then the amount of units granted in the target award is multiplied by the stock performance multiplier.  The stock performance multiplier equals the ending average stock price divided by the target price.  For this purpose, the target and ending prices are based on the average closing price of the Company’s common stock over the 60 calendar day periods ending on the grant date and the third anniversary of the grant date.  Expense is recognized on a graded basis over the performance period beginning on the date of grant. Estimated forfeitures are updated periodically with actual forfeitures recognized currently to the extent they differ from the estimate.

As of December 31, 2015, the Company had an aggregate of approximately 22 million shares of common stock available for grant as share-based awards under the Omnibus Plan.  A summary of activity under the Company’s share-based payment plans for the year ended December 31, 2015 is presented below:

Stock options and stock appreciation rights

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Units	Exercise	Contractual	Value
	(000’s)	Price	Term	(000’s)
Outstanding at January 1, 2015	16,176	$15.27
Granted	2,247	20.26
Exercised	(2,571)	10.83
Forfeited or expired	(1,721)	32.47
Outstanding at December 31, 2015	14,131	14.82	3.76	$111,900
Vested and expected to vest at December 31, 2015	13,733	14.66	3.69	$111,129
Exercisable at December 31, 2015	9,056	11.97	2.60	$97,655

As of December 31, 2015, there was a total of $33 million of unamortized compensation related to stock options and SARs expected to vest, which is expected to be recognized over a weighted-average period of 1.8 years.

Restricted stock units and performance share units

	RSUs		PSUs
		Weighted		Weighted	Weighted
		Average		Average	Average
	Units	Grant-Date	Units	Grant-Date	Target
	(000’s)	Fair Value	(000’s)	Fair Value	Price
Nonvested at January 1, 2015	1,358	$18.27	1,455	$15.14	$20.48
Granted	848	20.28	1,045	17.73	25.76
Vested	(540)	16.18	(682)	10.03	13.37
Forfeited	(88)	18.45	—	—	—
Nonvested at December 31, 2015	1,578	20.05	1,818	18.54	26.18

As of December 31, 2015, there was a total of $24 million of unamortized compensation related to RSUs which is expected to be recognized over a weighted-average period of 1.8 years. As of December 31, 2015, there was a total of $21 million of unamortized compensation related to PSUs which is expected to be recognized over a weighted-average period of 2.1 years.

The Company grants PSUs for a portion of any calculated bonus for a Section 16 officer of the Company that is in excess of such officer’s base salary (the “Bonus PSU Policy”). Awards granted under the Bonus PSU Policy have the same terms as the other PSUs granted under the Omnibus Plan with the exception that as of the grant date the awards will not be subject to forfeiture in the event of the officer’s termination. In March 2015 and 2014, the Company granted 0.2 million and 0.3 million PSUs pursuant to the Bonus PSU Policy with a target price of $25.91 and $31.72, respectively. Additionally, the Company grants PSUs for certain employees of the Company in connection with the Profit Growth Plan (“Profit Growth Plan PSUs”). Profit Growth Plan PSUs have the same terms as the other PSUs granted under the Omnibus Plan with the exception of an additional service and performance condition tied to the results of the Profit Growth Plan which must be achieved for the awards to vest. In October 2015, the Company granted 0.3 million Profit Growth Plan PSUs with a target price of $25.76. Awards granted under the Bonus PSU Policy and in connection with the Profit Growth Plan are excluded from the table above.

The following table includes additional information related to stock options, SARs and RSUs:

	Year Ended December 31,
	2015	2014	2013

	(In thousands)
Intrinsic value of share-based awards exercised or RSUs and PSUs vested	$67,420	$31,613	$28,880
Income tax benefit from share-based awards exercised or RSUs and PSUs vested	23,288	10,805	9,975

The Company net settles SAR exercises, whereby shares of common stock are issued equivalent to the intrinsic value of the SAR less applicable taxes.

MGM China Share Option Plan.  The Company’s subsidiary, MGM China, adopted an equity award plan in 2011 for grants of stock options to purchase ordinary shares of MGM China to eligible directors, employees and non-employees of MGM China and its subsidiaries (“MGM China Plan”).  The MGM China Plan is administered by MGM China’s Board of Directors, which has the discretion to determine the exercise price and term of the award, as well as other conditions, in all cases subject to certain limits, including:

•

The maximum number of shares which may be issued upon exercise of all options to be granted under the MGM China Plan shall not in aggregate exceed 10% of the total number of shares in issue as of the date of the shareholders’ approval of the MGM China Plan; and

•

The exercise price of the award must be the higher of the closing price of the stock on the offer date, or the average of the closing price for the five business days immediately preceding the offer date, and the maximum term of the award must not exceed ten years.

Stock options currently granted under the MGM China Plan have a term of ten years, and vest in four equal annual installments.  Expense is recognized on a straight-line basis over the vesting period of the awards net of estimated forfeitures.  Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

As of December 31, 2015, MGM China had an aggregate of approximately 327 million shares of options available for grant as share-based awards. A summary of activity under the MGM China Plan for the year ended December 31, 2015 is presented below:

Stock options

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Units	Exercise	Contractual	Value
	(000’s)	Price	Term	(000’s)
Outstanding at January 1, 2015	35,058	$2.85
Granted	16,546	1.84
Exercised	(20)	2.01
Forfeited or expired	(2,373)	2.24
Outstanding at December 31, 2015	49,211	2.54	7.95	$—
Vested and expected to vest at December 31, 2015	46,659	2.54	7.89	$—
Exercisable at December 31, 2015	18,013	2.42	6.24	$—

As of December 31, 2015, there was a total of $19 million of unamortized compensation related to stock options expected to vest, which is expected to be recognized over a weighted-average period of 2.8 years.

Recognition of compensation cost. Compensation cost for both the Omnibus Plan and MGM China Plan was recognized as follows:

	Year Ended December 31,
	2015	2014	2013
Compensation cost:	(In thousands)
Omnibus Plan	$33,742	$29,662	$27,201
MGM China Plan	9,260	8,706	6,221
Total compensation cost	43,002	38,368	33,422
Less: Reimbursed costs and capitalized cost	(1,156)	(1,104)	(1,090)
Compensation cost after reimbursed costs and capitalized cost	41,846	37,264	32,332
Less: Related tax benefit	(11,230)	(9,822)	—
Compensation cost, net of tax benefit	$30,616	$27,442	$32,332

Compensation cost for SARs granted under the Omnibus Plan is based on the fair value of each award, measured by applying the Black-Scholes model on the date of grant, using the following weighted-average assumptions:

	Year Ended December 31,
	2015	2014	2013
Expected volatility	38%	40%	54%
Expected term	4.9 yrs.	4.9 yrs.	4.9 yrs.
Expected dividend yield	0%	0%	0%
Risk-free interest rate	1.8%	1.6%	1.6%
Weighted-average fair value of SARs granted	$7.27	$8.18	$9.44

Expected volatility is based in part on historical volatility and in part on implied volatility based on traded options on the Company’s stock.  The expected term considers the contractual term of the option as well as historical exercise and forfeiture behavior.  The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award.

Compensation cost for PSUs granted under the Omnibus Plan is based on the fair value of each award, measured by applying a Monte Carlo simulation method on the date of grant, using the following weighted-average assumptions:

	Year Ended December 31,
	2015	2014	2013
Expected volatility	39%	31%	40%
Expected term	3.0 yrs.	3.0 yrs.	3.0 yrs.
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.9%	1.0%	0.6%
Weighted-average fair value of PSUs granted	$17.73	$18.39	$21.01

Expected volatility is based in part on historical volatility and in part on implied volatility based on traded options on the Company’s stock.  The expected term is equal to the three year performance period.  The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award.

Compensation cost for stock options granted under the MGM China Plan is based on the fair value of each award, measured by applying the Black-Scholes model on the date of grant, using the following weighted-average assumptions:

	Year Ended December 31,
	2015	2014	2013
Expected volatility	43%	39%	46%
Expected term	5.8 yrs.	7.9 yrs.	8.0 yrs.
Expected dividend yield	2.4%	1.6%	1.2%
Risk-free interest rate	1.3%	1.8%	1.7%
Weighted-average fair value of options granted	$0.55	$1.06	$1.39

Expected volatilities are based on a blend of historical volatility from a selection of companies in MGM China’s peer group and historical volatility of MGM China’s stock price.  Expected term considers the contractual term of the option as well as historical exercise behavior of previously granted options.  Dividend yield is based on the estimate of annual dividends expected to be paid at the time of the grant. The risk-free interest rate is based on rates in effect at the valuation date for the Hong Kong Exchange Fund Notes with maturities matching the relevant expected term of the award.

NOTE 14 — EMPLOYEE BENEFIT PLANS

Multiemployer benefit plans.  Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multiemployer health and welfare and defined benefit pension plans.  Of these plans, the Company considers the Southern Nevada Culinary and Bartenders Pension Plan (the “Pension Plan”), under the terms of collective bargaining agreements with the Local Joint Executive Board of Las Vegas for and on behalf of Culinary Workers Union Local No. 226 and Bartenders Union Local No. 165, to be individually significant. The risk of participating in the Pension Plan differs from single-employer plans in the following aspects:

a)	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;
b)	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers;
c)

If an entity chooses to stop participating in some of its multiemployer plans, the entity may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability;

d)

If the Pension Plan is terminated by withdrawal of all employers and if the value of the nonforfeitable benefits exceeds plan assets and withdrawal liability payments, employers are required by law to make up the insufficient difference.

Pursuant to its collective bargaining agreements referenced above, the Company also contributes to UNITE HERE Health (the “Health Fund”), which provides healthcare benefits to its active and retired members. The Company’s participation in the Pension Plan is outlined in the table below.

Expiration Date
		Pension Protection Act		of Collective
	EIN/Pension	Zone Status (1)		Bargaining
Pension Fund	Plan Number	2014	2013	Agreements (2)
Southern Nevada Culinary and Bartenders Pension Plan	88-6016617/001	Green	Green	5/31/18

(1)	The trustees of the Pension Plan have elected to apply the extended amortization and the special ten year asset smoothing rules under the Pension Relief Act of 2010.
(2)

The Company is party to ten collective bargaining agreements that require contributions to the Pension Plan.  The agreements between CityCenter Hotel Casino, LLC, Bellagio, Mandalay Corp., MGM Grand Hotel, LLC and the Local Joint Executive Board of Las Vegas are the most significant because more than half of the Company’s employee participants in the Pension Plan are covered by those four agreements.

Contributions to the Company’s multiemployer pension plans and other multiemployer benefit plans were as follows:

	Year Ended December 31,
	2015	2014	2013
Multiemployer Pension Plans	(In thousands)
Southern Nevada Culinary and Bartenders Pension Plan	$41,904	$33,927	$37,691
Other pension plans not individually significant	9,680	7,323	8,280
Total multiemployer pension plans	$51,584	$41,250	$45,971

Multiemployer Benefit Plans Other Than Pensions
UNITE HERE Health	$191,733	$202,641	$167,494
Other	12,840	12,746	15,367
Total multiemployer benefit plans other than pensions	$204,573	$215,387	$182,861

During 2014 an amendment to the collective bargaining agreements to temporarily divert contributions from the Pension Plan to the Health Fund was in effect. As a result contributions to the Pension Plan decreased in 2014 compared to 2013 and increased in 2015 compared to 2014 as the amendment ended in June of 2014. Hours worked in 2015 increased approximately 1% compared to 2014. Bellagio, Aria, Mandalay Bay and MGM Grand Las Vegas were listed in the Pension Plan’s Forms 5500 as providing more than 5% of the total contributions for the plan years ended December 31, 2014 and 2013. At the date the financial statements were issued, Form 5500 was not available for the plan year ending in 2015. No surcharges were imposed on the Company’s contributions to any of the plans.

Self-insurance.  The Company is self-insured for most health care benefits and workers compensation for its non-union employees. The liability for health care claims filed and estimates of claims incurred but not reported was $22 million and $20 million at December 31, 2015 and 2014, respectively. The workers compensation liability for claims filed and estimates of claims incurred but not reported was $43 million and $48 million as of December 31, 2015 and 2014, respectively. Both liabilities are included in “Other accrued liabilities.”

Retirement savings plans.  The Company has retirement savings plans under Section 401(k) of the IRC for eligible employees.  The plans allow employees to defer, within prescribed limits, up to 75% of their income on a pre-tax and/or after-tax basis through contributions to the plans. The Company matches 50% of the first 6% of eligible employee deferrals up to a specified annual maximum dollar amount. The Company recorded charges for 401(k) contributions of $16 million, $17 million and $13 million in 2015, 2014 and 2013, respectively.

The Company maintains nonqualified deferred retirement plans for certain key employees. The plans allow participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a deferred tax savings. All employee deferrals vest immediately. The Company does not contribute to the plan.

The Company also maintains nonqualified supplemental executive retirement plans (“SERP”) for certain key employees. Until September 2008, the Company made quarterly contributions intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. The Company has indefinitely suspended these contributions. Employees do not make contributions under these plans. A portion of the Company contributions and investment earnings thereon vest after three years of SERP participation and the remaining portion vests after both five years of SERP participation and 10 years of continuous service.

MGM China. MGM China contributes to a retirement plan as part of an employee benefits package for eligible employees.  The Company recorded charges related to contributions in the retirement plan of $7 million, $5 million and $5 million for the years ended December 31, 2015, 2014, and 2013, respectively.

NOTE 15 — PROPERTY TRANSACTIONS, NET

Property transactions, net consisted of the following:

	Year Ended December 31,
	2015	2014	2013

	(In thousands)
MGM China goodwill impairment	$1,467,991	$—	$—
Grand Victoria investment impairment	17,050	28,789	36,607
Gain on sale of Circus Circus Reno and Silver Legacy investment	(23,002)	—	—
Corporate buildings impairment	—	—	44,510
Other Nevada land impairment	—	—	20,354
Other property transactions, net	41,903	12,213	23,290
	$1,503,942	$41,002	$124,761

MGM China goodwill. See Note 7 for additional information related to the MGM China goodwill impairment charge.

Grand Victoria investment. See Note 6 for additional information related to the Grand Victoria investment impairment charges.

Circus Circus Reno and Silver Legacy investment sale.  See Note 4 for additional information related to the sale of Circus Circus Reno.  See Note 6 for further discussion of the sale of the Company’s 50% investment in Silver Legacy.

Corporate buildings.  During the second quarter of 2013, the Company recorded an impairment charge of $45 million related to corporate buildings which were removed from service in connection with the T-Mobile Arena project, of which the Company owns 50%, that is located on the land previously occupied by these buildings.

Other Nevada land. The Company owns approximately 170 acres of land in Jean, Nevada and owned approximately 89 acres in and around Sloan, Nevada.  In 2013, the Company recorded an impairment charge of $20 million based on an estimated fair value of $24 million, due to an increased probability of sale in which the Company did not believe it was likely that the carrying value of the land would be recovered.  Fair value was determined based on recent indications from market participants. In the fourth quarter of 2013, the Company sold the Sloan land.

Other. Other property transactions, net in 2015 includes a loss of $18 million in connection with the trade-in of Company aircraft in addition to other miscellaneous asset disposals and demolition costs. Other property transactions, net in 2014 and 2013 include miscellaneous asset disposals and demolition costs.

NOTE 16 — SEGMENT INFORMATION

The Company’s management views each of its casino resorts as an operating segment.  Operating segments are aggregated based on their similar economic characteristics, types of customers, types of services and products provided, the regulatory environments in which they operate, and their management and reporting structure.  The Company’s principal operating activities occur in two geographic regions: the United States and Macau S.A.R.  The Company has aggregated its operations into two reportable segments based on the similar characteristics of the operating segments within the regions in which they operate: wholly owned domestic resorts and MGM China. The Company’s operations related to investments in unconsolidated affiliates, MGM Hospitality, and certain other corporate and management operations have not been identified as separate reportable segments; therefore, these operations are included in corporate and other in the following segment disclosures to reconcile to consolidated results.

The Company’s management utilizes Adjusted Property EBITDA as the primary profit measure for its reportable segments. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense related to the Omnibus Plan, which are not allocated to the reportable segments or each operating segment, as applicable. MGM China recognizes stock compensation expense related to the MGM China Plan which is included in the calculation of Adjusted EBITDA for MGM China. Adjusted EBITDA is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net.

The following tables present the Company’s segment information:

	Year Ended December 31,
	2015	2014	2013

	(In thousands)
Net Revenues
Wholly owned domestic resorts	$6,497,361	$6,342,084	$6,052,644
MGM China	2,214,767	3,282,329	3,316,928
Reportable segment net revenues	8,712,128	9,624,413	9,369,572
Corporate and other	477,940	457,571	440,091
	$9,190,068	$10,081,984	$9,809,663
Adjusted Property EBITDA
Wholly owned domestic resorts	$1,689,966	$1,518,307	$1,442,686
MGM China	539,881	850,471	814,109
Reportable segment Adjusted Property EBITDA	2,229,847	2,368,778	2,256,795

Other operating income (expense)
Corporate, unconsolidated affiliates and other, net	9,073	(149,216)	(132,214)
Preopening and start-up expenses	(71,327)	(39,257)	(13,314)
Property transactions, net	(1,503,942)	(41,002)	(124,761)
Depreciation and amortization	(819,883)	(815,765)	(849,225)
Operating income (loss)	(156,232)	1,323,538	1,137,281
Non-operating income (expense)
Interest expense, net of amounts capitalized	(797,579)	(817,061)	(857,347)
Non-operating items from unconsolidated affiliates	(76,462)	(87,794)	(208,682)
Other, net	(15,970)	(7,797)	(9,062)
	(890,011)	(912,652)	(1,075,091)
Income (loss) before income taxes	(1,046,243)	410,886	62,190
Benefit (provision) for income taxes	6,594	(283,708)	(20,816)
Net income (loss)	(1,039,649)	127,178	41,374
Less: Net (income) loss attributable to noncontrolling interests	591,929	(277,051)	(213,108)
Net loss attributable to MGM Resorts International	$(447,720)	$(149,873)	$(171,734)

	December 31,
	2015	2014

Total assets:	(In thousands)
Wholly owned domestic resorts	$13,261,882	$13,234,233
MGM China	7,895,376	8,836,856
Reportable segment total assets	21,157,258	22,071,089
Corporate and other	4,099,837	4,545,448
Eliminated in consolidation	(41,917)	(22,623)
	$25,215,178	$26,593,914

	December 31,
	2015	2014

Property and equipment, net:	(In thousands)
Wholly owned domestic resorts	$11,853,802	$11,933,559
MGM China	1,896,815	1,323,432
Reportable segment property and equipment, net	13,750,617	13,256,991
Corporate and other	1,663,095	1,207,174
Eliminated in consolidation	(41,917)	(22,623)
	$15,371,795	$14,441,542

	Year Ended December 31,
	2015	2014	2013

Capital expenditures:	(In thousands)
Wholly owned domestic resorts	$383,367	$292,463	$216,147
MGM China	590,968	347,338	254,516
Reportable segment capital expenditures	974,335	639,801	470,663
Corporate and other	504,398	233,173	107,442
Eliminated in consolidation	(11,914)	(933)	(15,981)
	$1,466,819	$872,041	$562,124

NOTE 17 — RELATED PARTY TRANSACTIONS

CityCenter

Management agreements. The Company and CityCenter have entered into agreements whereby the Company is responsible for management of the operations of CityCenter for a fee of 2% of revenue and 5% of EBITDA (as defined) for Aria and Vdara and $3 million per year for Crystals.  The Company earned fees of $41 million, $38 million and $38 million for the years ended December 31, 2015, 2014 and 2013.  The Company is being reimbursed for certain costs in performing its development and management services.  During the years ended December 31, 2015, 2014 and 2013 the Company incurred $393 million, $380 million and $364 million, respectively, of costs reimbursable by CityCenter, primarily for employee compensation and certain allocated costs.  As of December 31, 2015 and 2014, CityCenter owed the Company $55 million and $45 million, respectively, for management services and reimbursable costs recorded in “Accounts receivable, net” in the accompanying consolidated balance sheets.

Other agreements. The Company entered into an agreement with CityCenter whereby the Company provides CityCenter the use of its aircraft on a time sharing basis.  CityCenter is charged a rate that is based on Federal Aviation Administration regulations, which provides for reimbursement for specific costs incurred by the Company.  For the years ended December 31, 2015, 2014 and 2013, the Company was reimbursed $2 million, $3 million, $3 million, respectively, for aircraft related expenses.  The Company has certain other arrangements with CityCenter for the provision of certain shared services, reimbursement of costs and other transactions undertaken in the ordinary course of business.

MGM China

Ms. Pansy Ho is member of the Board of Directors of, and holds a minority ownership interest in, MGM China.  Ms. Pansy Ho is also the managing director of Shun Tak Holdings Limited (together with its subsidiaries “Shun Tak”), a leading conglomerate in Hong Kong with core businesses in transportation, property, hospitality and investments.  Shun Tak provides various services and products, including ferry tickets, travel products, rental of hotel rooms, laundry services, advertising services and property cleaning services to MGM China  and MGM China provides rental of hotel rooms at wholesale room rates to Shun Tak and receives rebates for ferry tickets from Shun Tak. MGM China incurred expenses of $16 million, $28 million and $18 million for the years ended December 31, 2015, 2014 and 2013, respectively.  MGM China recorded revenue of less than $1 million related to hotel rooms provided to Shun Tak for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015 and 2014, MGM China did not have a material payable to or receivable from Shun Tak.

MGM Branding and Development Holdings, Ltd., (together with its subsidiary MGM Development Services, Ltd, “MGM Branding and Development”), an entity included in the Company’s consolidated financial statements in which Ms. Pansy Ho indirectly holds a noncontrolling interest, entered into a brand license agreement with MGM China.  MGM China pays a license fee to MGM Branding and Development equal to 1.75% of MGM Macau’s consolidated net revenue, subject to a 2015 annual cap of $52 million with a 20% increase per annum for each subsequent calendar year during the term of the agreement. During the years ended December 31, 2015, 2014 and 2013, MGM China incurred total license fees of $39 million, $43 million and $36 million, respectively. Such amounts have been eliminated in consolidation.

MGM China entered into a development services agreement with MGM Branding and Development to provide certain development services to MGM China in connection with future expansion of existing projects and development of future resort gaming projects. Such services are subject to a development fee which is calculated separately for each resort casino property upon commencement of development. For each such property, the fee is 2.625% of project costs, to be paid in installments as certain benchmarks are achieved. Project costs are the total costs incurred for the design, development and construction of the casino, casino hotel, integrated resort and other related sites associated with each project, including costs of construction, fixtures and fittings, signage, gaming and other supplies and equipment and all costs associated with the opening of the business to be conducted at each project but excluding the cost of land and gaming concessions and financing costs. The development fee is subject to an annual cap of $27 million in 2015, which will increase by 10% per annum for each year during the term of the agreement. For the years ended December 31, 2015 and 2013, MGM China incurred $10 million and $15 million of fees, respectively, to MGM Branding and Development related to development services. Such amount is eliminated in consolidation. No fee was paid for the year ended December 31, 2014.

An entity owned by Ms. Pansy Ho received distributions of $15 million, $13 million and $18 million during the years ended December 31, 2015, 2014 and 2013, respectively, in connection with the ownership of a noncontrolling interest in MGM Branding and Development Holdings, Ltd.

T-Mobile Arena

The Las Vegas Arena Company leases the land underlying the T-Mobile Arena from the Company under a 50 year operating lease, which commences upon the opening of the Arena. In conjunction with Las Vegas Arena Company obtaining financing and beginning construction in 2014, the Company began accruing rental income. For the years ended December 31, 2015 and 2014, the Company recorded accrued income of $3 million and $1 million, respectively, for the T-Mobile Arena ground lease.

NOTE 18 — CONSOLIDATING CONDENSED FINANCIAL INFORMATION

As of December 31, 2015, all of the Company’s principal debt arrangements were guaranteed by each of its material domestic subsidiaries, other than, MGM Grand Detroit, LLC, MGM National Harbor, LLC, Blue Tarp reDevelopment, LLC (the company that will own and operate the Company’s proposed casino in Springfield, Massachusetts), and each of their respective subsidiaries. The Company’s international subsidiaries, including MGM China and its subsidiaries, are not guarantors of such indebtedness. Separate consolidating condensed financial statement information for the subsidiary guarantors and non-guarantors as of December 31, 2015 and December 31, 2014, and for the three years ended December 31, 2015, 2014, and 2013 are presented below. Within the Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2015 and 2014, the Company has presented net changes in intercompany accounts as investing activities if the applicable entities have a net asset in intercompany accounts and as a financing activity if the applicable entities have a net intercompany liability balance.

On April 25, 2016, MGM Growth Properties LLC (“MGP”), a subsidiary of the Company, completed its initial public offering (“IPO”) of 57,500,000 of its Class A shares representing limited liability company interests (inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares) at an initial offering price of $21 per share.  In connection with the IPO, the Company and MGP entered into a series of transactions and several agreements that, among other things, set forth the terms and conditions of the IPO and provide a framework for the Company’s relationship with MGP. MGP is organized as an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which substantially all of its assets and substantially all of its businesses are conducted through its operating partnership subsidiary, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”). MGP contributed the proceeds from the IPO to the Operating Partnership in exchange for 26.7% of the units in the Operating Partnership.

Pursuant to a master contribution agreement by and between the Company, MGP and the Operating Partnership, the Company contributed the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, the Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership in exchange for Operating Partnership units in the Operating Partnership on the closing date of the IPO. Concurrently, pursuant to a master lease agreement by and between a subsidiary of the Company (the “Tenant”) and a subsidiary of the Operating Partnership (the “Landlord”), the Tenant has leased the contributed real estate assets from the Landlord.

Because the transactions described above represent transactions between entities under common control, the consolidating condensed financial statement information presented below has been retrospectively adjusted, as if the assets had been transferred to MGP as of the earliest date presented. Accordingly, the real estate assets and associated operations in all periods prior to the IPO date were reclassified to conform to the current organizational structure, and are reflected in the financial information for MGP, a non-guarantor subsidiary, that currently has legal title to such assets.

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2015
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated

	(In thousands)
Current assets	$561,310	$932,374	$—	$915,979	$(914)	$2,408,749
Property and equipment, net	—	5,089,726	7,793,639	2,500,401	(11,971)	15,371,795
Investments in subsidiaries	18,491,578	2,956,404	—	—	(21,447,982)	—
Investments in and advances to unconsolidated affiliates	—	1,460,084	—	6,413	25,000	1,491,497
Intercompany accounts	—	3,234,271	—	—	(3,234,271)	—
Other non-current assets	38,577	444,333	—	5,460,227	—	5,943,137
	$19,091,465	$14,117,192	$7,793,639	$8,883,020	$(24,670,138)	$25,215,178
Current liabilities	$536,165	$994,570	$—	$708,130	$(914)	$2,237,951
Intercompany accounts	2,390,461	—	—	843,810	(3,234,271)	—
Deferred income taxes, net	631,763	—	1,734,680	314,133	—	2,680,576
Long-term debt	10,393,197	4,837	—	1,970,277	—	12,368,311
Other long-term obligations	19,952	67,212	—	70,499	—	157,663
Total liabilities	13,971,538	1,066,619	1,734,680	3,906,849	(3,235,185)	17,444,501
Redeemable noncontrolling interests	—	—	—	6,250	—	6,250
MGM Resorts International stockholders' equity	5,119,927	13,050,573	6,058,959	2,325,421	(21,434,953)	5,119,927
Noncontrolling interests	—	—	—	2,644,500	—	2,644,500
Total stockholders' equity	5,119,927	13,050,573	6,058,959	4,969,921	(21,434,953)	7,764,427
	$19,091,465	$14,117,192	$7,793,639	$8,883,020	$(24,670,138)	$25,215,178

	December 31, 2014
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated

	(In thousands)
Current assets	$1,390,806	$868,688	$—	$768,335	$(669)	$3,027,160
Property and equipment, net	—	5,112,543	7,867,812	1,473,159	(11,972)	14,441,542
Investments in subsidiaries	18,689,695	3,896,365	—	—	(22,586,060)	—
Investments in and advances to unconsolidated affiliates	—	1,526,446	—	7,588	25,000	1,559,034
Intercompany accounts	—	2,175,091	—	—	(2,175,091)	—
Other non-current assets	38,531	414,801	—	7,112,846	—	7,566,178
	$20,119,032	$13,993,934	$7,867,812	$9,361,928	$(24,748,792)	$26,593,914
Current liabilities	$1,680,319	$953,179	$—	$775,097	$(670)	$3,407,925
Intercompany accounts	1,932,780	—	—	242,311	(2,175,091)	—
Deferred income taxes, net	572,363	—	1,740,465	309,032	—	2,621,860
Long-term debt	11,805,030	4,837	—	995,418	—	12,805,285
Other long-term obligations	37,623	58,016	—	34,931	—	130,570
Total liabilities	16,028,115	1,016,032	1,740,465	2,356,789	(2,175,761)	18,965,640
MGM Resorts International stockholders' equity	4,090,917	12,977,902	6,127,347	3,467,782	(22,573,031)	4,090,917
Noncontrolling interests	—	—	—	3,537,357	—	3,537,357
Total stockholders' equity	4,090,917	12,977,902	6,127,347	7,005,139	(22,573,031)	7,628,274
	$20,119,032	$13,993,934	$7,867,812	$9,361,928	$(24,748,792)	$26,593,914

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2015
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$6,429,103	$—	$2,763,862	$(2,897)	$9,190,068
Equity in subsidiaries' earnings	376,074	(566,270)	—	—	190,196	—
Expenses
Casino and hotel operations	6,717	3,807,569	—	1,813,987	(2,897)	5,625,376
General and administrative	4,959	1,038,053	58,473	207,619	—	1,309,104
Corporate expense	120,615	154,424	—	(488)	—	274,551
Preopening and start-up expenses	—	4,973	—	66,354	—	71,327
Property transactions, net	—	24,688	6,665	1,472,589	—	1,503,942
Depreciation and amortization	—	348,159	196,816	274,908	—	819,883
	132,291	5,377,866	261,954	3,834,969	(2,897)	9,604,183
Income (loss) from unconsolidated affiliates	—	259,002	—	(1,119)	—	257,883
Operating income (loss)	243,783	743,969	(261,954)	(1,072,226)	190,196	(156,232)
Interest expense, net of amounts capitalized	(762,529)	(1,057)	—	(33,993)	—	(797,579)
Other, net	49,497	(84,958)	—	(56,971)	—	(92,432)
Income (loss) before income taxes	(469,249)	657,954	(261,954)	(1,163,190)	190,196	(1,046,243)
Benefit (provision) for income taxes	21,529	(7,125)	—	(7,810)	—	6,594
Net income (loss)	(447,720)	650,829	(261,954)	(1,171,000)	190,196	(1,039,649)
Less: Net loss attributable to noncontrolling interests	—	—	—	591,929	—	591,929
Net income (loss) attributable to MGM Resorts International	$(447,720)	$650,829	$(261,954)	$(579,071)	$190,196	$(447,720)
Net income (loss)	$(447,720)	$650,829	$(261,954)	$(1,171,000)	$190,196	$(1,039,649)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	1,703	1,703	—	3,727	(3,406)	3,727
Other	(672)	(672)	—	—	672	(672)
Other comprehensive income (loss)	1,031	1,031	—	3,727	(2,734)	3,055
Comprehensive income (loss)	(446,689)	651,860	(261,954)	(1,167,273)	187,462	(1,036,594)
Less: Comprehensive loss attributable to noncontrolling interests	—	—	—	589,905	—	589,905
Comprehensive income (loss) attributable to MGM Resorts International	$(446,689)	$651,860	$(261,954)	$(577,368)	$187,462	$(446,689)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2015
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(776,996)	$1,375,703	$(58,473)	$464,845	$—	$1,005,079
Cash flows from investing activities
Capital expenditures, net of construction payable	—	(353,245)	(129,308)	(984,266)	—	(1,466,819)
Dispositions of property and equipment	—	7,901	—	131	—	8,032
Proceeds from sale of business units and investment in unconsolidated affiliates	—	92,207	—	—	—	92,207
Investments in and advances to unconsolidated affiliates	(141,390)	(54,672)	—	—	—	(196,062)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	201,612	—	—	—	201,612
Investments in cash deposits - original maturities longer than 90 days	(200,205)	—	—	—	—	(200,205)
Proceeds from cash deposits - original maturities longer than 90 days	770,205	—	—	—	—	770,205
Intercompany accounts	—	(1,059,181)	—	—	1,059,181	—
Other	—	(7,516)	—	3,488	—	(4,028)
Net cash provided by (used in) investing activities	428,610	(1,172,894)	(129,308)	(980,647)	1,059,181	(795,058)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facilities - maturities of 90 days or less	(28,000)	—	—	1,005,275	—	977,275
Borrowings under bank credit facilities - maturities longer than 90 days	3,768,750	—	—	1,350,000	—	5,118,750
Repayments under bank credit facilities - maturities longer than 90 days	(3,768,750)	—	—	(1,350,000)	—	(5,118,750)
Retirement of senior notes	(875,504)	—	—	—	—	(875,504)
Debt issuance costs	—	—	—	(46,170)	—	(46,170)
Intercompany accounts	1,003,750	(157,958)	187,781	25,608	(1,059,181)	—
Distributions to noncontrolling interest owners	—	—	—	(307,227)	—	(307,227)
Proceeds from issuance of redeemable noncontrolling interest	—	—	—	6,250	—	6,250
Other	(12,512)	—	—	9	—	(12,503)
Net cash provided by (used in) financing activities	87,734	(157,958)	187,781	683,745	(1,059,181)	(257,879)
Effect of exchange rate on cash	—	—	—	793	—	793
Cash and cash equivalents
Net increase (decrease) for the period	(260,652)	44,851	—	168,736	—	(47,065)
Change in cash related to assets held for sale	—	3,662	—	—	—	3,662
Balance, beginning of period	799,508	255,655	—	658,552	—	1,713,715
Balance, end of period	$538,856	$304,168	$—	$827,288	$—	$1,670,312

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2014
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$6,270,708	$—	$3,813,736	$(2,460)	$10,081,984
Equity in subsidiaries' earnings	938,712	339,312	—	—	(1,278,024)	—
Expenses
Casino and hotel operations	5,482	3,810,711	—	2,554,965	(2,460)	6,368,698
General and administrative	4,743	1,046,803	59,980	207,223	—	1,318,749
Corporate expense	72,116	150,938	—	15,757	—	238,811
Preopening and start-up expenses	—	5,384	—	33,873	—	39,257
Property transactions, net	—	36,612	—	4,390	—	41,002
Depreciation and amortization	—	329,589	186,262	299,914	—	815,765
	82,341	5,380,037	246,242	3,116,122	(2,460)	8,822,282
Income (loss) from unconsolidated affiliates	—	64,014	—	(178)	—	63,836
Operating income (loss)	856,371	1,293,997	(246,242)	697,436	(1,278,024)	1,323,538
Interest expense, net of amounts capitalized	(794,826)	(574)	—	(21,661)	—	(817,061)
Other, net	50,793	(90,679)	—	(55,705)	—	(95,591)
Income (loss) before income taxes	112,338	1,202,744	(246,242)	620,070	(1,278,024)	410,886
Provision for income taxes	(262,211)	(20,735)	—	(762)	—	(283,708)
Net income (loss)	(149,873)	1,182,009	(246,242)	619,308	(1,278,024)	127,178
Less: Net income attributable to noncontrolling interests	—	—	—	(277,051)	—	(277,051)
Net income (loss) attributable to MGM Resorts International	$(149,873)	$1,182,009	$(246,242)	$342,257	$(1,278,024)	$(149,873)
Net income (loss)	$(149,873)	$1,182,009	$(246,242)	$619,308	$(1,278,024)	$127,178
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(762)	(762)	—	(1,293)	1,524	(1,293)
Other	1,250	1,250	—	—	(1,250)	1,250
Other comprehensive income (loss)	488	488	—	(1,293)	274	(43)
Comprehensive income (loss)	(149,385)	1,182,497	(246,242)	618,015	(1,277,750)	127,135
Less: Comprehensive loss attributable to noncontrolling interests	—	—	—	(276,520)	—	(276,520)
Comprehensive income (loss) attributable to MGM Resorts International	$(149,385)	$1,182,497	$(246,242)	$341,495	$(1,277,750)	$(149,385)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2014
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(718,756)	$1,163,402	$(59,980)	$721,004	$25,000	$1,130,670
Cash flows from investing activities
Capital expenditures, net of construction payable	—	(289,431)	(90,504)	(492,106)	—	(872,041)
Dispositions of property and equipment	—	6,631	—	1,020	—	7,651
Investments in and advances to unconsolidated affiliates	(31,400)	(46,640)	—	—	(25,000)	(103,040)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	132	—	—	—	132
Investments in treasury securities - maturities longer than 90 days	—	(123,133)	—	—	—	(123,133)
Proceeds from treasury securities - maturities longer than 90 days	—	210,300	—	—	—	210,300
Investments in cash deposits - original maturities longer than 90 days	(570,000)	—	—	—	—	(570,000)
Intercompany accounts	—	(704,785)	—	—	704,785	—
Payments for gaming licenses	—	—	—	(85,000)	—	(85,000)
Other	—	10,981	—	—	—	10,981
Net cash provided by (used in) investing activities	(601,400)	(935,945)	(90,504)	(576,086)	679,785	(1,524,150)
Cash flows from financing activities
Net repayments under bank credit facilities - maturities of 90 days or less	(28,000)	—	—	—	—	(28,000)
Borrowings under bank credit facilities - maturities longer than 90 days	3,821,250	—	—	1,350,000	—	5,171,250
Repayments under bank credit facilities - maturities longer than 90 days	(3,821,250)	—	—	(1,350,000)	—	(5,171,250)
Issuance of senior notes	1,250,750	—	—	—	—	1,250,750
Retirement of senior notes	(508,900)	—	—	—	—	(508,900)
Debt issuance costs	(13,681)	—	—	—	—	(13,681)
Intercompany accounts	1,045,048	(204,794)	150,484	(285,953)	(704,785)	—
Distributions to noncontrolling interest owners	—	—	—	(386,709)	—	(386,709)
Other	(4,213)	(803)	—	(367)	—	(5,383)
Net cash provided by (used in) financing activities	1,741,004	(205,597)	150,484	(673,029)	(704,785)	308,077
Effect of exchange rate on cash	—	—	—	(889)	—	(889)
Cash and cash equivalents
Net increase (decrease) for the period	420,848	21,860	—	(529,000)	—	(86,292)
Change in cash related to assets held for sale	—	(3,662)	—	—	—	(3,662)
Balance, beginning of period	378,660	237,457	—	1,187,552	—	1,803,669
Balance, end of period	$799,508	$255,655	$—	$658,552	$—	$1,713,715

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2013
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Net revenues	$—	$5,955,001	$—	$3,856,728	$(2,066)	$9,809,663
Equity in subsidiaries' earnings	638,030	289,384	—	—	(927,414)	—
Expenses
Casino and hotel operations	5,644	3,622,940	—	2,632,198	(2,066)	6,258,716
General and administrative	4,432	1,009,511	59,485	205,022	—	1,278,450
Corporate expense	66,307	125,500	—	41,938	(17,000)	216,745
Preopening and start-up expenses	—	4,205	—	9,109	—	13,314
Property transactions, net	—	126,773	—	(2,012)	—	124,761
Depreciation and amortization	—	343,741	194,388	311,096	—	849,225
	76,383	5,232,670	253,873	3,197,351	(19,066)	8,741,211
Income from unconsolidated affiliates	—	68,807	—	22	—	68,829
Operating income (loss)	561,647	1,080,522	(253,873)	659,399	(910,414)	1,137,281
Interest expense, net of amounts capitalized	(805,933)	(6,333)	—	(45,081)	—	(857,347)
Other, net	39,524	(212,065)	—	(45,203)	—	(217,744)
Income (loss) before income taxes	(204,762)	862,124	(253,873)	569,115	(910,414)	62,190
Benefit (provision) for income taxes	33,028	11,111	—	(64,955)	—	(20,816)
Net income (loss)	(171,734)	873,235	(253,873)	504,160	(910,414)	41,374
Less: Net income attributable to noncontrolling interests	—	—	—	(213,108)	—	(213,108)
Net income (loss) attributable to MGM Resorts International	$(171,734)	$873,235	$(253,873)	$291,052	$(910,414)	$(171,734)
Net income (loss)	$(171,734)	$873,235	$(253,873)	$504,160	$(910,414)	$41,374
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(1,915)	(1,915)	—	(3,993)	3,830	(3,993)
Other	115	115	—	—	(115)	115
Other comprehensive income (loss)	(1,800)	(1,800)	—	(3,993)	3,715	(3,878)
Comprehensive income (loss)	(173,534)	871,435	(253,873)	500,167	(906,699)	37,496
Less: Comprehensive loss attributable to noncontrolling interests	—	—	—	(211,030)	—	(211,030)
Comprehensive income (loss) attributable to MGM Resorts International	$(173,534)	$871,435	$(253,873)	$289,137	$(906,699)	$(173,534)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2013
		Guarantor	Non-Guarantor Subsidiaries
	Parent	Subsidiaries	MGP	Other	Elimination	Consolidated
	(In thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(819,282)	$1,131,587	$(59,485)	$1,057,628	$—	$1,310,448
Cash flows from investing activities
Capital expenditures, net of construction payable	—	(234,662)	(78,528)	(248,934)	—	(562,124)
Dispositions of property and equipment	—	11,648	—	6,382	—	18,030
Investments in and advances to unconsolidated affiliates	(23,600)	(5,353)	—	—	—	(28,953)
Distributions from unconsolidated affiliates in excess of cumulative earnings	—	110	—	—	—	110
Investments in trreasury securities - maturities longer than 90 days	—	(219,546)	—	—	—	(219,546)
Proceeds from trreasury securities - maturities longer than 90 days	—	252,592	—	—	—	252,592
Payments for gaming licenses	—	—	—	(21,600)	—	(21,600)
Other	—	1,354	—	—	—	1,354
Net cash used in investing activities	(23,600)	(193,857)	(78,528)	(264,152)	—	(560,137)
Cash flows from financing activities
Net repayments under bank credit facilities - maturities of 90 days or less	(28,000)	—	—	—	—	(28,000)
Borrowings under bank credit facilities - maturities longer than 90 days	2,343,000	—	—	450,000	—	2,793,000
Repayments under bank credit facilities - maturities longer than 90 days	(2,343,000)	—	—	(450,000)	—	(2,793,000)
Issuance of senior notes	500,000	—	—	—	—	500,000
Retirement of senior notes	(462,226)	(150,036)	—	—	—	(612,262)
Debt issuance costs	(23,576)	—	—	—	—	(23,576)
Intercompany accounts	985,465	(776,479)	138,013	(346,999)	—	—
Distributions to noncontrolling interest owners	—	—	—	(318,348)	—	(318,348)
Other	(4,506)	—	—	(3,016)	—	(7,522)
Net cash provided by (used in) financing activities	967,157	(926,515)	138,013	(668,363)	—	(489,708)
Effect of exchange rate on cash	—	—	—	(443)	—	(443)
Cash and cash equivalents
Net increase for the period	124,275	11,215	—	124,670	—	260,160
Balance, beginning of period	254,385	226,242	—	1,062,882	—	1,543,509
Balance, end of period	$378,660	$237,457	$—	$1,187,552	$—	$1,803,669

NOTE 19 — SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
2015	(In thousands, except per share data)
Net revenues	$2,332,244	$2,385,135	$2,280,816	$2,191,873	$9,190,068
Operating income (loss)	395,104	348,521	297,377	(1,197,234)	(156,232)
Net income (loss)	212,646	126,467	94,735	(1,473,497)	(1,039,649)
Net income (loss) attributable to MGM Resorts International	169,850	97,459	66,425	(781,454)	(447,720)
Basic income (loss) per share	$0.35	$0.18	$0.12	$(1.38)	$(0.82)
Diluted income (loss) per share	$0.33	$0.17	$0.12	$(1.38)	$(0.82)
2014
Net revenues	$2,630,398	$2,581,033	$2,485,007	$2,385,546	$10,081,984
Operating income	416,472	354,464	286,489	266,113	1,323,538
Net income (loss)	186,100	178,168	50,382	(287,472)	127,178
Net income (loss) attributable to MGM Resorts International	102,652	110,008	(20,270)	(342,263)	(149,873)
Basic income (loss) per share	$0.21	$0.22	$(0.04)	$(0.70)	$(0.31)
Diluted income (loss) per share	$0.20	$0.22	$(0.04)	$(0.70)	$(0.31)

Because income (loss) per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters does not equal the total loss per share amounts for the year. The following sections list certain items affecting comparability of quarterly and year-to-date results and related per share amounts. Additional information related to these items is included elsewhere in the notes to the accompanying financial statements.

2015 certain items affecting comparability are as follows:

•

First Quarter. The Company recorded an $80 million ($0.09 and $0.10 per share in the quarter and full year of 2015, respectively) gain for its share of CityCenter’s gain resulting from the final resolution of its construction litigation and related settlements;

•	Second Quarter. None;
•	Third Quarter. None; and
•

Fourth Quarter. The Company recorded a $1.5 billion ($1.33 and $1.38 loss per share in the quarter and full year of 2015, respectively) impairment charge related to goodwill of its MGM China reporting unit and a $17 million ($0.02 loss per share in the quarter and full year of 2015) impairment charge related to its investment in Grand Victoria. The Company recorded a $23 million ($0.03 per share in the quarter and full year of 2015) gain on sale of Circus Circus Reno, and the Company’s 50% interest in Silver Legacy and associated real property.

2014 certain items affecting comparability are as follows:

•	First Quarter. None;
•	Second Quarter. The Company recorded an impairment charge related to its investment in Grand Victoria of $29 million ($0.04 loss per share in the quarter and full year of 2014);
•	Third Quarter. None; and
•

Fourth Quarter. The Company recorded its 50% share of CityCenter’s Harmon – related property transactions of $18 million ($0.02 loss per share in the quarter and full year of 2014) primarily related to a settlement charge with an insurer participating in the owner controlled insurance program for CityCenter.

MGM RESORTS INTERNATIONAL

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at	Provision for	Write-offs,
	Beginning of	Doubtful	Net of	Balance at
	Period	Accounts	Recoveries	End of Period
Allowance for doubtful accounts:
Year Ended December 31, 2015	$89,602	$54,691	$(54,504)	$89,789
Year Ended December 31, 2014	81,713	46,698	(38,809)	89,602
Year Ended December 31, 2013	97,911	14,969	(31,167)	81,713

	Balance at
	Beginning of			Balance at
	Period	Increase	Decrease	End of Period
Deferred income tax valuation allowance:
Year Ended December 31, 2015	$2,558,767	$248,504	$(140)	$2,807,131
Year Ended December 31, 2014	1,721,917	836,850	—	2,558,767
Year Ended December 31, 2013	1,093,398	633,423	(4,904)	1,721,917